UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Park National Corporation

(Name of Registrant as Specified In Its Charter)

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PRELIMINARY COPY
PARK NATIONAL CORPORATION
50 North Third Street
Post Office Box 3500
Newark, Ohio 43058-3500
(740) 349-8451
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Monday, April 20, 2009
Dear Fellow Shareholders:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “2009 Annual Meeting”) of Park National Corporation (“Park”) will be held at the offices of The Park National Bank, 50 North Third Street, Newark, Ohio, on Monday, April 20, 2009, at 2:00 p.m., Eastern Daylight Saving Time, for the following purposes:
1.	To elect four directors, each to serve for a term of three years to expire at the Annual Meeting of Shareholders to be held in 2012.
2.	To approve, in a non-binding advisory vote, Park’s executive compensation disclosed in the accompanying proxy statement.
3.	To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm of Park for the fiscal year ending December 31, 2009.
4.	To transact any other business which properly comes before the Annual Meeting or any adjournment thereof.
If you were a holder of record of common shares of Park at the close of business on February 26, 2009, you will be entitled to vote in person or by proxy at the 2009 Annual Meeting.
You are cordially invited to attend the 2009 Annual Meeting. Your vote is important, regardless of the number of common shares you own. Whether or not you plan to attend the 2009 Annual Meeting in person, it is important that your common shares be represented at the 2009 Annual Meeting. Please sign, date and return your proxy card. A return envelope, which requires no postage if mailed in the United States, has been provided for your use. Voting your common shares using the accompanying proxy card does not affect your right to vote in person if you attend the 2009 Annual Meeting.
To obtain directions to attend the 2009 Annual Meeting and vote in person, please call Amber Keirns, Executive Assistant to David L. Trautman, the President and Secretary of Park National Corporation, at (740) 322-6828.

By Order of the Board of Directors,

March _____, 2009	DAVID L. TRAUTMAN President and Secretary

i

ii

PRELIMINARY COPY
PARK NATIONAL CORPORATION
50 North Third Street
Post Office Box 3500
Newark, Ohio 43058-3500
(740) 349-8451
www.parknationalcorp.com

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 20, 2009
GENERAL INFORMATION
We are sending you this proxy statement and the accompanying proxy card because the Board of Directors of Park National Corporation (“Park”) is soliciting your proxy to vote at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Monday, April 20, 2009, at 2:00 p.m., Eastern Daylight Saving Time, or at any adjournment thereof. The Annual Meeting will be held at the offices of The Park National Bank, 50 North Third Street, Newark, Ohio 43055. This proxy statement summarizes information that you will need in order to vote.
Mailing
We will mail this proxy statement and the accompanying proxy card on or about March  _____, 2009 to all shareholders entitled to vote their common shares at the Annual Meeting. The common shares are the only shares of Park’s capital stock entitled to vote at the Annual Meeting. We will also send Park’s 2008 Annual Report with this proxy statement. Audited consolidated financial statements for Park and our subsidiaries for the fiscal year ended December 31, 2008 (the “2008 fiscal year”) are included in Park’s 2008 Annual Report.
Additional copies of Park’s 2008 Annual Report and copies of Park’s Annual Report on Form 10-K for the 2008 fiscal year may be obtained, without charge, by sending a written request to: David L. Trautman, President and Secretary, Park National Corporation, 50 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500.
Delivery of Proxy Materials to Multiple Shareholders Sharing the Same Address
Periodically, Park provides each registered holder of common shares at a shared address, not previously notified, with a separate notice of Park’s intention to household proxy materials. The record holder notifies beneficial shareholders (those who hold common shares through a broker, a financial institution or another record holder) of the householding process. Only one copy of this proxy statement, the notice of the Annual Meeting and Park’s 2008 Annual Report is being delivered to previously notified multiple registered holders of common shares who share an address unless Park has received contrary instructions from one or more of the registered holders of common shares. A separate proxy card is being included for each account at the shared address.

Registered holders of common shares who share an address and would like to receive a separate copy of Park’s 2008 Annual Report, a separate notice of the Annual Meeting and/or a separate proxy statement for the Annual Meeting, or who have questions regarding the householding process, may contact Park’s transfer agent and registrar, The Park National Bank, c/o First-Knox National Bank (Division of The Park National Bank), by calling 1-800-837-5266, ext. 5208, or forwarding a written request addressed to First-Knox National Bank, Attention: Debbie Daniels, P.O. Box 1270, One South Main Street, Mount Vernon, Ohio 43050-1270. Promptly upon request, a separate copy of Park’s 2008 Annual Report, a separate notice of the Annual Meeting and/or a separate copy of the proxy statement for the Annual Meeting will be sent. By contacting First-Knox National Bank, registered holders of common shares sharing an address can also (i) notify Park that the registered shareholders wish to receive separate annual reports, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future or (ii) request delivery of a single copy of annual reports, proxy statements and/or Notices of Internet Availability of Proxy Materials, as applicable, in the future if they are receiving multiple copies.
Beneficial holders of common shares should contact their brokers, financial institutions or other record holders for specific information about the householding process as it applies to their accounts.
VOTING INFORMATION
Who can vote at the Annual Meeting?
Only holders of common shares of record at the close of business on February 26, 2009 are entitled to receive notice of and to vote at the Annual Meeting. At the close of business on February 26, 2009, there were 13,971,715 common shares outstanding and entitled to vote. The common shares are the only shares of Park’s capital stock entitled to vote at the Annual Meeting.
Each holder of common shares is entitled to one vote for each common share held on February 26, 2009. A shareholder wishing to exercise cumulative voting with respect to the election of directors must notify the President, a Vice President or the Secretary of Park in writing before 2:00 p.m., Eastern Daylight Saving Time, on April 18, 2009. If cumulative voting is requested and if an announcement of such request is made upon the convening of the Annual Meeting by the chairman or the secretary of the meeting or by or on behalf of the shareholder requesting cumulative voting, you will have votes equal to the number of directors to be elected, multiplied by the number of common shares owned by you, and will be entitled to distribute your votes among the candidates as you see fit.
How do I vote?
Whether or not you plan to attend the Annual Meeting, we urge you to vote in advance by proxy. To do so, you may complete, sign and date the accompanying proxy card and return it in the envelope provided.
If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. If your common shares are held in the name of your broker, your financial institution or another record holder, you must bring an account statement or letter from that broker, financial institution or other holder of record authorizing you to vote on behalf of such record holder. The account statement or letter must show that you were the direct or indirect beneficial owner of the common shares on February 26, 2009, the record date for voting at the Annual Meeting.
What if my common shares are held in “street name”?
If you hold your common shares in “street name” with a broker, a financial institution or another holder of record, you should review the information provided to you by such holder of record. This information will describe the procedures you need to follow in instructing the holder of record how to vote your “street name” common shares and how to revoke previously given instructions. If you hold your common shares in “street name,” you may be eligible to appoint your proxy electronically via the Internet or telephonically and may incur costs associated with the electronic access or telephone usage.

How will my common shares be voted?
Those common shares represented by a properly executed proxy card that is received prior to the Annual Meeting and not subsequently revoked will be voted in accordance with your instructions by your proxy. If you submit a valid proxy card prior to the Annual Meeting but do not complete the voting instructions on the proxy card, to the extent permitted by applicable law, your proxy will vote your common shares as recommended by the Board of Directors, as follows:
•	“FOR” the election as Park directors of the nominees listed below under the heading “PROPOSAL 1 – ELECTION OF DIRECTORS”;
•	“FOR” the approval, in a non-binding advisory vote, of the compensation of Park’s executives described in this proxy statement; and
•	“FOR” the ratification of the appointment of Crowe Horwath LLP as Park’s independent registered public accounting firm for the fiscal year ending December 31, 2009.
No appraisal or dissenters’ rights exist for any action proposed to be taken at the Annual Meeting. If any other matters are properly presented for voting at the Annual Meeting, the persons named as proxies on the accompanying proxy card will vote on those matters, to the extent permitted by applicable law, in accordance with their best judgment.
What if my common shares are held through the Park National Corporation Employees Stock Ownership Plan?
If you participate in the Park National Corporation Employees Stock Ownership Plan (the “Park KSOP”) and common shares have been allocated to your account in the Park KSOP, you will be entitled to instruct the trustee of the Park KSOP, confidentially, how to vote those common shares. If you are such a participant, you may receive your voting instructions card separately. If you give no voting instructions to the trustee of the Park KSOP, the trustee will vote the common shares allocated to your Park KSOP account pro rata in accordance with the instructions received from other participants in the Park KSOP who have voted.
May I revoke my proxy?
Yes. You may change your mind after you send in your proxy card by following any one of the following three procedures. To revoke your proxy:
•	Send in another signed proxy card with a later date, which must be received by Park prior to the Annual Meeting;
•
Send written notice revoking your proxy to David L. Trautman, Park’s President and Secretary, at 50 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500, which must be received prior to the Annual Meeting; or

•
Attend the Annual Meeting and revoke your proxy in person if your common shares are held in your name. If your common shares are held in the name of your broker, your financial institution or another holder of record and you wish to revoke your proxy in person, you must bring an account statement or letter from the broker, financial institution or other holder of record indicating that you were the beneficial owner of the common shares on February 26, 2009, the record date for voting.

The last-dated proxy you submit (by any means) will supersede any previously submitted proxy.
Attendance at the Annual Meeting will not, by itself, revoke your proxy.
What constitutes a quorum and what vote is required with respect to the proposals presented at the Annual Meeting?
Under Park’s Regulations, a quorum is a majority of the voting shares of Park then outstanding and entitled to vote at the Annual Meeting. The common shares are the only shares of Park’s capital stock entitled to vote at the Annual Meeting. Common shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as being present for purposes of determining the presence of a quorum. There were 13,971,715 common shares outstanding and entitled to vote on February 26, 2009, the record date. A majority of the outstanding common shares, or 6,985,858 common shares, present in person or represented by proxy, will constitute a quorum. A quorum must exist to conduct business at the Annual Meeting.
Routine and Non-Routine Proposals
The rules of NYSE Alternext US LLC (formerly American Stock Exchange LLC) (“NYSE Alternext”), the stock exchange on which Park’s common shares are listed, determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker holding common shares for a beneficial owner in street name may vote on the proposal without receiving instructions from the beneficial owner. If a proposal is non-routine, the broker may vote on the proposal only if the beneficial owner has provided voting instructions. A broker non-vote occurs when the broker holder of record is unable to vote on a proposal because the proposal is non-routine and the beneficial owner does not provide any instructions.
Each of (i) the uncontested election of directors and (ii) the ratification of the appointment of Park’s independent registered public accounting firm, is a routine item. However, the non-binding advisory vote on executive compensation is not a routine matter. Accordingly, it is important that you provide instructions to your broker on this matter.
Vote Required with Respect to the Proposals
• Proposal 1 – Election of Directors
Under Ohio law and Park’s Regulations, the four nominees for election as Park directors receiving the greatest number of votes “FOR” election will be elected as directors in the class whose terms will expire at the 2012 Annual Meeting of Shareholders. Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not affect whether a nominee has received sufficient votes to be elected.
• Proposal 2 – Approval, in Non-Binding Advisory Vote, of the Compensation of Park’s Executives
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to approve, in a non-binding advisory vote, Park’s executive compensation disclosed in this proxy statement. The effect of an abstention is the same as a vote “AGAINST” the proposal. However, broker non-votes will not be considered present for purposes of the proposal and, therefore, will have no effect on the outcome of the vote on the proposal.

• Proposal 3 – Ratification of Appointment of Independent Registered Public Accounting Firm
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of Crowe Horwath LLP as Park’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The effect of an abstention is the same as a vote “AGAINST” the proposal.
Park’s policy is to keep confidential proxy cards, ballots and voting tabulations that identify individual shareholders. However, exceptions to this policy may be necessary in some instances to comply with legal requirements and, in the case of any contested proxy solicitation, to verify the validity of proxies presented by any person and the results of the voting. Inspectors of election and any employees associated with processing proxy cards or ballots and tabulating the vote must acknowledge their responsibility to comply with this policy of confidentiality.
Who pays the cost of proxy solicitation?
Park will pay the costs of preparing, assembling, printing and mailing this proxy statement, the accompanying proxy card, the 2008 Annual Report and other related materials and all other costs incurred in connection with the solicitation of proxies on behalf of the Board of Directors, other than the Internet access and telephone usage charges if a proxy is appointed electronically through a holder of record. Although we are soliciting proxies by mailing these proxy materials to holders of our common shares, the directors, officers and employees of Park and our subsidiaries also may solicit proxies by further mailing, personal contact, telephone, facsimile or electronic mail without receiving any additional compensation for such solicitations. Arrangements will also be made with brokerage firms, financial institutions and other nominees who are record holders of common shares of Park for the forwarding of solicitation materials to the beneficial owners of such common shares. Park will reimburse these brokers, financial institutions and nominees for their reasonable out-of-pocket costs in connection therewith.
NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders of Park National Corporation to Be Held on April 20, 2009: This proxy statement, a sample of the form of proxy card to be sent to shareholders by Park and Park’s 2008 Annual Report are available on Park’s Internet website at www.parknationalcorp.com by selecting the “Documents/ SEC Filings” section of the “Investor Relations” page for the proxy statement and sample form of proxy card and selecting the “Corporate Profile” section of the “Investor Relations” page for Park’s 2008 Annual Report. Alternatively, this proxy statement and a sample form of proxy card are available at www.snl.com/irweblinkx/docs.aspx?iid=100396 and Park’s 2008 Annual Report is available at www.snl.com/irweblinkx/corporateprofile.aspx?iid=100396.
To obtain directions to attend the Annual Meeting and vote in person, please call Amber Keirns, Executive Assistant to David L. Trautman, the President and Secretary of Park National Corporation, at (740) 322-6828.

CONSOLIDATION OF OHIO BANKING OPERATIONS
On July 30, 2007, Park announced its intention to consolidate the banking operations of its eight subsidiary banks located in Ohio under one charter – that of The Park National Bank (“Park National Bank”), which would remain a national bank. As discussed below, in 2008, each of (i) Century National Bank, a national bank headquartered in Zanesville, Ohio; (iii) Second National Bank, a national bank headquartered in Greenville, Ohio; (iii) The Richland Trust Company, an Ohio state-chartered bank headquartered in Mansfield, Ohio; (iv) United Bank, National Association, a national bank headquartered in Bucyrus, Ohio; (v) The First-Knox National Bank of Mount Vernon, a national bank headquartered in Mount Vernon, Ohio; (vi) The Security National Bank and Trust Co., a national bank headquartered in Springfield, Ohio; and (vii) The Citizens National Bank of Urbana, a national bank headquartered in Urbana, Ohio, merged into Park National Bank, which is headquartered in Newark, Ohio. On February 20, 2008, the Office of the Comptroller of the Currency (the “OCC”) notified Park National Bank that the OCC had approved the proposed mergers, providing the required regulatory approval.
As described below, the eight Ohio-based community subsidiary banks and their divisions have merged into one charter and become divisions of Park National Bank. Since the mergers, each community bank division has retained its local leadership, local decision-making and unique local identity.
Effective as of the close of business on August 15, 2008, each of Century National Bank and Second National Bank merged with and into Park National Bank and became a division of Park National Bank. In addition, effective as of the close of business on August 29, 2008, each of The Richland Trust Company and United Bank, National Association merged with and into Park National Bank and became a division of Park National Bank. Effective as of the close of business on September 5, 2008, The First-Knox National Bank of Mount Vernon merged with and into Park National Bank and became a division of Park National Bank. Finally, effective as of the close of business on September 19, 2008, each of The Security National Bank and Trust Co. and The Citizens National Bank of Urbana merged with and into Park National Bank and became a division of Park National Bank. As of the close of business on September 19, 2008, the banking operations of Park’s eight subsidiary banks located in Ohio were all consolidated under Park National Bank’s charter.
Park National Bank now has 12 divisions: (i) the Park National Bank division headquartered in Newark, Ohio; (ii) the Fairfield National Bank division headquartered in Lancaster, Ohio; (iii) The Park National Bank of Southwest Ohio & Northern Kentucky division headquartered in Milford, Ohio; (iv) the Century National Bank division headquartered in Zanesville, Ohio; (v) the Second National Bank division headquartered in Greenville, Ohio; (vi) the Richland Bank division headquartered in Mansfield, Ohio; (vii) the United Bank division headquartered in Bucyrus, Ohio; (viii) the First-Knox National Bank division headquartered in Mount Vernon, Ohio; (ix) the Farmers Bank division (also sometimes known as the Farmers and Savings Bank division) headquartered in Loudonville, Ohio; (x) the Security National Bank division headquartered in Springfield, Ohio; (xi) the Unity National Bank division headquartered in Piqua, Ohio; and (xii) the Citizens National Bank division headquartered in Urbana, Ohio.
References in this proxy statement to “Century National Bank,” “Second National Bank,” “Richland Bank,” “United Bank,” “First-Knox National Bank,” “Security National Bank” and “The Citizens National Bank” encompass both the status of each bank as a subsidiary bank of Park prior to the bank’s merger with and into Park National Bank and the status as a division of Park National Bank following such bank’s merger with and into Park National Bank.

PARTICIPATION IN CAPITAL PURCHASE PROGRAM
ENACTED AS PART OF TROUBLED ASSETS RELIEF PROGRAM
On December 23, 2008, Park completed the sale to the United States Department of the Treasury (the “U.S. Treasury”) of $100.0 million of newly-issued Park non-voting preferred shares as part of the U.S. Treasury’s Capital Purchase Program (the “Capital Purchase Program”) enacted as part of the Troubled Assets Relief Program (“TARP”) established by the Emergency Economic Stabilization Act of 2008 (“EESA”). To finalize Park’s participation in the Capital Purchase Program, Park and the U.S. Treasury entered into a Letter Agreement, dated December 23, 2008 (the “Letter Agreement”), including the related Securities Purchase Agreement – Standard Terms attached thereto (the “Securities Purchase Agreement” and together with the Letter Agreement, the “UST Agreement”). Pursuant to the UST Agreement, Park issued and sold to the U.S. Treasury (i) 100,000 of Park’s Fixed Rate Cumulative Perpetual Preferred Shares, Series A, each without par value and having a liquidation preference of $1,000 per share (the “Series A Preferred Shares”), and (ii) a warrant (the “Warrant”) to purchase 227,376 Park common shares, at an exercise price of $65.97 per share (subject to certain anti-dilution and other adjustments), for an aggregate purchase price of $100.0 million in cash. The Warrant has a ten-year term.
In the Securities Purchase Agreement, Park adopted the U.S. Treasury’s standards for executive compensation and corporate governance for the period during which the U.S. Treasury owns any securities acquired from Park pursuant to the Securities Purchase Agreement or upon exercise of the Warrant. These standards generally apply to our executive officers – C. Daniel DeLawder, Park’s Chairman of the Board and Chief Executive Officer; David L. Trautman, Park’s President and Secretary; and John W. Kozak, Park’s Chief Financial Officer.
The American Recovery and Reinvestment Act of 2009 (the “ARRA”) passed by Congress and signed by the President on February 17, 2009 retroactively amends the executive compensation provisions applicable to participants in the Capital Purchase Program. The ARRA executive compensation standards remain in effect during the period in which any obligation arising from financial assistance provided under TARP remains outstanding (the “ARRA Covered Period”), excluding any period during which the U.S. Treasury holds only the Warrant to purchase Park common shares. The ARRA executive compensation standards apply to Park’s Senior Executive Officers (as defined in the ARRA and which include Messrs. DeLawder, Trautman and Kozak) as well as other employees.
The ARRA executive compensation standards include: (i) prohibitions on payment or accrual of bonuses, retention awards and other incentive compensation, other than payments pursuant to written employment agreements entered into on or before February 11, 2009 or grants of restricted stock that do not fully vest during the ARRA Covered Period and do not have a value which exceeds one-third of an employee’s total annual compensation; (ii) prohibitions on payments to certain employees for a departure from Park, except for payments for services performed or benefits accrued; (iii) recovery (“clawback”) of bonuses, retention awards and incentive compensation if the payment was based on materially inaccurate statements of earnings, revenues, gains or other criteria; (iv) prohibition on compensation plans that encourage manipulation of reported earnings; (v) retroactive review of bonuses, retention awards and other compensation previously paid to Senior Executive Officers and the next 20 most highly-compensated employees if found by the U.S. Treasury to be inconsistent with the purposes of TARP or otherwise contrary to public interest; (vi) requiring the establishment of a company-wide policy regarding “excessive or luxury expenditures”; and (vii) requiring the inclusion in proxy statements for annual shareholder meetings of a non-binding “Say on Pay” shareholder vote on the compensation of executives.
There is no stated effective date for the ARRA’s executive compensation standards. The U.S. Treasury is directed to issue regulations to implement these standards and the SEC is to issue regulations related to the “Say on Pay” requirements. As a result, although the ARRA purports to retroactively amend EESA and the regulations issued by the U.S. Treasury thereunder, it is unclear the extent to which the various substantive provisions of the ARRA apply to Park.

The Securities Purchase Agreement requires that Park comply with the executive compensation provisions applicable to participants in the Capital Purchase Program, as those standards were in effect on December 23, 2008 (the “Closing Date” as defined in the Securities Purchase Agreement). The U.S. Treasury may unilaterally amend the Securities Purchase Agreement to comply with changes in applicable federal statutes. As of the date of this proxy statement, the U.S. Treasury had not exercised its authority to unilaterally amend the Securities Purchase Agreement to impose the ARRA executive compensation standards on Park. In addition, the ARRA executive compensation standards require that the U.S. Treasury and the SEC issue a number of regulations describing how the standards are to be implemented. As of the date of this proxy statement, neither the U.S. Treasury nor the SEC had yet issued any such regulations.
Park will carefully review the ARRA executive compensation standards and any U.S. Treasury and/or SEC regulations, once issued. To the extent that (i) the U.S. Treasury amends the Securities Purchase Agreement to make these standards applicable, (ii) the U.S. Treasury and/or the SEC issues regulations describing how Park is to comply with these standards or (iii) Park determines that these standards apply, Park will work with its Senior Executive Officers and other affected employees to take such steps as it deems necessary to comply with the standards and adopt administrative and other procedures consistent with the foregoing.
PROPOSAL 1 – ELECTION OF DIRECTORS
As of the date of this proxy statement, there were thirteen members of the Board of Directors – four directors in the class whose terms will expire at the Annual Meeting, four directors in the class whose terms will expire in 2010 and five directors in the class whose terms will expire in 2011. Proxies cannot be voted at the Annual Meeting for more than four nominees.
At the meeting of the Board of Directors of Park held on January 26, 2009, upon the unanimous recommendation of the Nominating Committee and as permitted by Section 2.02(A) of Park’s Regulations, the Board of Directors fixed the number of directors of Park at thirteen to reflect the number of individuals currently serving as directors of Park.
The Board of Directors proposes that each of the four nominees identified below be re-elected for a new term of three years. Each nominee was recommended by the Nominating Committee for re-election. Each individual elected as a director at the Annual Meeting will hold office for a term to expire at the Annual Meeting of Shareholders to be held in 2012 and until his successor is duly elected and qualified, or until his earlier resignation, removal from office or death. While it is contemplated that all nominees will stand for re-election at the Annual Meeting, if a nominee who would otherwise receive the required number of votes becomes unable or unwilling to serve as a candidate for re-election as a director, the individuals designated as proxies on the proxy card will have full discretion to vote the common shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors following recommendation by the Nominating Committee. The Board of Directors knows of no reason why any of the nominees named below would be unable or unwilling to serve if elected to the Board.

The following information, as of the date of this proxy statement, concerning the age, principal occupation, other affiliations and business experience of each nominee for re-election as a director of Park has been furnished to Park by each director. Unless otherwise indicated, each individual has had his principal occupation for more than five years.

		Position(s) Held	Director of
		with Park and Our	Park	Nominee For
		Principal Subsidiaries	Continuously	Term
Nominee	Age	and Principal Occupation(s)	Since	Expiring In

James J. Cullers	78	Attorney-at-Law; Principal of James J. Cullers, Mediation and Arbitration Services (mediator and arbitrator) since January 2005; Of Counsel from 2001 to January 2005 and prior thereto Senior Partner, of Zelkowitz, Barry & Cullers, Attorneys-at-Law, Mount Vernon, Ohio; a Member of the Board of Directors/ Advisory Board of First-Knox National Bank since 1977	1997	2012

William T. McConnell	75	Chairman of the Executive Committee since 1996, Chairman of the Board from 1994 to December 2004, Chief Executive Officer from 1986 to 1999, and President from 1986 to 1994, of Park; Chairman of the Executive Committee since 1996, Chairman of the Board from 1993 to December 2004, Chief Executive Officer from 1983 to 1999, President from 1979 to 1993, and a Member of the Board of Directors since 1977, of Park National Bank	1986	2012

William A. Phillips	76	Chairman of the Board of Directors/ Chairman of the Advisory Board since 1986, Chief Executive Officer from 1986 to 1998, and a Member of the Board of Directors/Advisory Board since 1971, of Century National Bank	1990	2012

David L. Trautman	47	President since January 2005 and Secretary since July 2002 of Park; President since January 2005, Executive Vice President from February 2002 to December 2004, Vice President from July 1993 to June 1997, and a Member of the Board of Directors since February 2002, of Park National Bank; Chairman of the Board from March 2001 to March 2006, a Member of the Board of Directors from May 1997 to March 2006, and President and Chief Executive Officer from May 1997 to February 2002, of First-Knox National Bank; a Member of the Board of Directors of United Bank from 2000 to March 2006	2005	2012

The following information, as of the date of this proxy statement, concerning the age, principal occupation, other affiliations and business experience of the continuing directors of Park has been furnished to Park by each director. Unless otherwise indicated, each individual has had his or her principal occupation for more than five years.

		Position(s) Held	Director of
		with Park and Our	Park
		Principal Subsidiaries	Continuously	Term
Name	Age	and Principal Occupation(s)	Since	Expires In

Maureen Buchwald	77	Owner and Operator of Glen Hill Orchards, Ltd., Mount Vernon, Ohio (commercial fruit growers); Vice President of Administration and Secretary of Ariel Corporation (manufacturer of reciprocating compressors) for more than 20 years prior to her retirement in 1997; a Member of the Board of Directors/Advisory Board of First-Knox National Bank since 1988	1997	2010

J. Gilbert Reese	83	Senior Partner in Reese, Pyle, Drake & Meyer, P.L.L., Attorneys-at-Law, Newark, Ohio, until his retirement on October 1, 2007; Chairman Emeritus of the Board of First Federal Savings and Loan Association of Newark, Newark, Ohio; a Member of the Board of Directors of Park National Bank since 1965	1987	2010

Rick R. Taylor	61	President of Jay Industries, Inc., Mansfield, Ohio (plastic and metal parts manufacturer); a Director of The Gorman-Rupp Company (manufacturer of pumps and related equipment); a Member of the Board of Directors/Advisory Board of Richland Bank since 1995	1998	2010

		Position(s) Held	Director of
		with Park and Our	Park
		Principal Subsidiaries	Continuously	Term
Name	Age	and Principal Occupation(s)	Since	Expires In

Leon Zazworsky	60	President of Mid State Systems, Inc., Hebron, Ohio (transportation and distribution) since 1979; President of Mid State Warehouses, Inc., Newark, Ohio (warehousing and distribution) since 1989; President of Dalmatian Transportation, Ltd. (transportation and distribution) since 2006; a Member of the Board of Directors of Park National Bank since 1991	2003	2010

Nicholas L. Berning	63	Owner of Berning Financial Consulting (financial consulting) since April 2006; Senior Vice President from January 1999 until his retirement effective March 1, 2006 and Controller from 1985 until his retirement effective March 1, 2006, of the Federal Home Loan Bank of Cincinnati; a Member of the Advisory Board of The Park National Bank of Southwest Ohio & Northern Kentucky (Division of Park National Bank) since November 2006; Certified Public Accountant since 1974	2006	2011

C. Daniel DeLawder	59	Chairman of the Board since January 2005, Chief Executive Officer since January 1999, and President from 1994 to December 2004, of Park; Chairman of the Board since January 2005, Chief Executive Officer since January 1999, President from 1993 to December 2004, Executive Vice President from 1992 to 1993, and a Member of the Board of Directors since 1992, of Park National Bank; a Member of the Board of Directors of Vision Bank headquartered in Panama City, Florida, a subsidiary of Park, since March 2007 and a Member of the Board of Directors/Advisory Board of the Vision Bank Division of Gulf Shores, Alabama since March 2007; a Member of the Advisory Board from 1985 to March 2006, Chairman of the Advisory Board from 1989 to 2003, and President from 1985 to 1992, of Fairfield National Bank; a Member of the Board of Directors of Richland Bank from 1997 to January 2006; a Member of the Board of Directors of Second National Bank from 2000 to March 2006; a Director of the Federal Reserve Bank of Cleveland since January 2007	1994	2011

		Position(s) Held	Director of
		with Park and Our	Park
		Principal Subsidiaries	Continuously	Term
Name	Age	and Principal Occupation(s)	Since	Expires In

Harry O. Egger	69	Vice Chairman of the Board of Park since March 2001; Chairman of the Board of Directors/ Chairman of the Advisory Board since 1977, Chief Executive Officer from 1997 to March 2003, President from 1981 to 1997, and a Member of the Board of Directors/Advisory Board since 1977, of Security National Bank; Chairman of the Board, President and Chief Executive Officer of Security Banc Corporation from 1997 to March 2001 (1)	2001	2011

F. William Englefield IV	54	President of Englefield, Inc. (retail and wholesale sale of petroleum products and convenience stores and restaurants); a Member of the Board of Directors of Park National Bank since 1993 (2)	2005	2011

John J. O’Neill	88	Chairman/Director of Southgate Corporation, Newark, Ohio (real estate development and management); a Member of the Board of Directors of Park National Bank since 1964	1987	2011

(1)
In connection with the merger of Security Banc Corporation, an Ohio bank holding company (“Security”), into Park effective March 23, 2001, Mr. Egger became Vice Chairman of the Board and a director of Park as contemplated under the Agreement and Plan of Merger, dated as of November 20, 2000, between Security and Park.

(2)	A son of Mr. Englefield is married to a daughter of John W. Kozak, the Chief Financial Officer of Park.

Recommendation and Vote
Under Ohio law and Park’s Regulations, the four nominees for election as a director receiving the greatest number of votes “FOR” election will be elected as directors of Park for a term of three years expiring at the 2012 Annual Meeting of Shareholders. Common shares represented by properly executed and returned proxy cards will be voted “FOR” the election of the Board of Directors’ nominees named above unless authority to vote for one or more nominees is withheld. Shareholders may withhold authority to vote for the entire slate as nominated or, by writing the name of one or more nominees on the line provided on the proxy card, withhold the authority to vote for one or more nominees. Common shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the proxy card.
Your Board of Directors unanimously recommends a vote “FOR” the re-election of all of the nominees named above.
BENEFICIAL OWNERSHIP OF PARK COMMON SHARES
The following table furnishes information regarding the beneficial ownership of Park common shares, as of February 26, 2009, for each of Park’s current directors, each of the nominees for re-election as a Park director, each of the individuals named in the Summary Compensation Table for 2008 on page _____, all current directors and executive officers as a group and each person known by Park to beneficially own more than 5% of Park’s outstanding common shares:

	Amount and Nature of Beneficial Ownership (1)
			Common Shares
			Which Can Be
			Acquired Upon
			Exercise of
			Currently
			Exercisable
			Options or Options
Name of Beneficial			First Becoming
Owner or Number	Common Shares		Exercisable		Percent of
of Persons in Group (1)	Presently Held		Within 60 Days	Total	Class (2)
Trust departments of bank subsidiaries of Park c/o The Park National Bank, Trust Department 50 North Third Street Newark, OH 43055 (3)	2,972,023	(3)	0	2,972,023	21.27%
Nicholas L. Berning	380		0	380		(4)
Maureen Buchwald	7,396	(5)	0	7,396		(4)
James J. Cullers	8,443	(6)	0	8,443		(4)
C. Daniel DeLawder (7)	115,461	(8)	1,828	117,289		(4)
Harry O. Egger	40,661	(9)	0	40,661		(4)

	Amount and Nature of Beneficial Ownership (1)
			Common Shares
			Which Can Be
			Acquired Upon
			Exercise of
			Currently
			Exercisable
			Options or Options
Name of Beneficial			First Becoming
Owner or Number	Common Shares		Exercisable		Percent of
of Persons in Group (1)	Presently Held		Within 60 Days	Total	Class (2)
F. William Englefield IV	3,304	(10)	0	3,304		(4)
William T. McConnell	122,627	(11)	0	122,627		(4)
John J. O’Neill	23,678	(12)	0	23,678		(4)
William A. Phillips	11,854	(13)	0	11,854		(4)
J. Gilbert Reese	457,064	(14)	0	457,064	3.27%
Rick R. Taylor	3,739	(15)	0	3,739		(4)
David L. Trautman (7)	48,559	(16)	1,809	50,368		(4)
Leon Zazworsky	20,386		0	20,386		(4)
John W. Kozak (7)	28,463	(17)	1,812	30,275		(4)

All current executive officers and directors as a group (14 persons)	892,015	(18)	5,449	897,464	6.42%

(1)
Unless otherwise indicated in the footnotes to this table, each beneficial owner has sole voting and investment power with respect to all of the common shares reflected in the table for such beneficial owner. All fractional common shares have been rounded down to the nearest whole common share. The mailing address of each of the current executive officers and directors of Park is 50 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500.

(2)
The “Percent of Class” computation is based upon the sum of (i) 13,971,715 common shares outstanding on February 26, 2009 and (ii) the number of common shares, if any, as to which the named person or group has the right to acquire beneficial ownership upon the exercise of options which are currently exercisable or will first become exercisable within 60 days after February 26, 2009.

(3)
The trust departments of Park’s subsidiary banks (and their divisions), as the fiduciaries of various agency, trust and estate accounts, hold an aggregate of 2,972,023 common shares. The trust department of Park National Bank (and its divisions) holds an aggregate of 2,968,323 common shares (21.25% of the outstanding common shares), including: (a) 439,934 common shares with no voting or investment power; (b) 756,281 common shares with investment but no voting power; (c) 567,787 common shares with voting but no investment power; and (d) 1,204,321 common shares with voting and investment power. The trust department of Vision Bank (and its divisions) holds 3,700 common shares (0.03% of the outstanding common shares), with voting and investment power for all of the 3,700 common shares. The officers and directors of each subsidiary bank and of Park disclaim beneficial ownership of the common shares beneficially owned by the trust department of each subsidiary bank.

(4)	Represents beneficial ownership of less than 1% of the outstanding common shares.

(5)	The number shown includes 3,000 common shares held jointly by Mrs. Buchwald and her husband as to which she shares voting and investment power.

(6)
The number shown includes: 852 common shares held by Mr. Cullers’ wife in an individual retirement account as to which she has sole voting and investment power and Mr. Cullers disclaims beneficial ownership; 4,000 common shares held in an individual retirement account for which the trust department of Park National Bank (First-Knox National Bank Division) serves as trustee and has voting power and investment power; 154 common shares held by Mr. Cullers as custodian for his grandchildren; and 127 common shares held by Mr. Cullers’ wife as custodian for their grandchildren as to which she has sole voting and investment power and Mr. Cullers disclaims beneficial ownership.

(7)	Individual named in Summary Compensation Table for 2008. Messrs. DeLawder and Trautman also serve as directors of Park.

(8)
The number shown includes: 48,148 common shares held by the wife of Mr. DeLawder as to which she has sole voting and investment power and Mr. DeLawder disclaims beneficial ownership; and 12,033 common shares held for the account of Mr. DeLawder in the Park KSOP. As of February 26, 2009, 48,240 common shares held by Mr. DeLawder and 38,165 common shares held by the wife of Mr. DeLawder had been pledged as security to a financial institution, which is not affiliated with Park, in connection with a personal loan.

(9)
The number shown includes: 17,502 common shares held by the wife of Mr. Egger as to which she has sole voting and investment power and Mr. Egger disclaims beneficial ownership; 5,714 common shares held for the account of Mr. Egger in the Park KSOP; 780 common shares held in an individual retirement account by Merrill Lynch as custodian for Mr. Egger; and 769 common shares held in an individual retirement account by Merrill Lynch as custodian for the wife of Mr. Egger as to which Mr. Egger disclaims beneficial ownership.

(10)
The number shown includes: 1,441 common shares held in a managing agency account with the trust department of Park National Bank as to which the trust department of Park National Bank has voting power and investment power and Mr. Englefield disclaims beneficial ownership; 273 common shares held in an individual retirement account by Merrill Lynch as custodian for Mr. Englefield; and 1,590 common shares held in a cash management account by Merrill Lynch as custodian for Mr. Englefield.

(11)
The number shown includes: 16,978 common shares held in an inter vivos irrevocable trust established by Mr. McConnell as to which Park National Bank’s trust department serves as trustee and has voting and investment power and Mr. McConnell disclaims beneficial ownership; and 5,209 common shares held for the account of Mr. McConnell in the Park KSOP.

(12)
The number shown does not include 152,042 common shares held by O’Neill Investments LLC, an Ohio limited liability company as to which Mr. O’Neill is a non-managing member. The two adult sons of Mr. O’Neill are the managing members of O’Neill Investments LLC and share voting and investment power with respect to these 152,042 common shares. Mr. O’Neill disclaims beneficial ownership with respect to the 152,042 common shares held by O’Neill Investments LLC.

(13)
The number shown includes: 2,554 common shares held for the account of Mr. Phillips in the Park KSOP; 1,491 common shares held in an individual retirement account for which the trust department of Park National Bank (Century National Bank Division) serves as trustee and has voting and investment power and as to which Mr. Phillips disclaims beneficial ownership; and 3,858 common shares held by the wife of Mr. Phillips as to which she has sole voting and investment power and Mr. Phillips disclaims beneficial ownership.

(14)
The number shown includes: 56,359 common shares held by the wife of Mr. Reese as to which she has sole voting and investment power and Mr. Reese disclaims beneficial ownership; and 400,345 common shares held in a grantor trust created by Mr. Reese for which the trust department of Park National Bank serves as trustee and as to which Mr. Reese has voting and investment power. The number shown does not include 22,050 common shares held by the trust department of Park National Bank for The Gilbert Reese Family Foundation, an Ohio not for profit corporation managed by Mr. Reese’s wife and two adult children. Mr. Reese has no voting or investment power with respect to the common shares held for The Gilbert Reese Family Foundation and disclaims beneficial ownership of these 22,050 common shares. The trust department of Park National Bank has voting power but no investment power as to these 22,050 common shares.

(15)
The number shown includes 3,739 common shares held in a managing agency account with the trust department of Park National Bank (Richland Bank Division) as to which the trust department has voting and investment power and Mr. Taylor disclaims beneficial ownership.

(16)
The number shown includes: 13,230 common shares held by the wife of Mr. Trautman as to which she has sole voting and investment power and Mr. Trautman disclaims beneficial ownership; 822 common shares held in a rollover plan as to which the wife of Mr. Trautman has sole voting and investment power and Mr. Trautman disclaims beneficial ownership; and 6,642 common shares held for the account of Mr. Trautman in the Park KSOP. As of February 26, 2009, 27,865 common shares held by Mr. Trautman and 13,230 common shares held by the wife of Mr. Trautman had been pledged as security to a financial institution which is not affiliated with Park, in connection with a personal loan.

(17)
The number shown includes 4,177 common shares held for the account of Mr. Kozak in the Park KSOP. As of February 26, 2009, 24,145 common shares held by Mr. Kozak had been pledged as security to a financial institution which is not affiliated with Park, in connection with a personal line of credit.

(18)	See Notes (5), (6) and (8) through (17) above.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that Park’s directors and executive officers, and any persons beneficially holding more than 10 percent of Park’s outstanding common shares, file statements with the Securities and Exchange Commission (the “SEC”) reporting their initial beneficial ownership of common shares and any subsequent changes in their beneficial ownership. Park is required to disclose in this proxy statement any late statements, if any statements are not filed within the time periods mandated by the SEC. Based solely upon Park’s review of (i) Section 16(a) statements filed on behalf of these persons for their transactions during Park’s 2008 fiscal year and (ii) written representations received from these persons that no other Section 16(a) statements were required to be filed by them for transactions during Park’s 2008 fiscal year, Park believes that all Section 16(a) filing requirements applicable to Park’s officers and directors, and persons holding more than 10 percent of Park’s outstanding common shares, were complied with; except that the Section 16(a) statement filed on behalf of John J. O’Neill, a director of Park, to report the November 3, 2008 transfer of his interest as a managing member of O’Neill Investments LLC as part of his estate planning process and the impact of such transfer on his beneficial ownership of the Park common shares held by O’Neill Investments LLC, was filed late.

CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
In accordance with the applicable sections of the NYSE Alternext Company Guide (the “NYSE Alternext Rules”) and applicable SEC rules, the Board of Directors has adopted the Code of Business Conduct and Ethics which applies to the directors, officers and employees of Park and our subsidiaries. The Code of Business Conduct and Ethics is intended to set forth Park’s expectations for the conduct of ethical business practices by the officers, directors, employees and agents of Park and our subsidiaries, to promote advance disclosure and review of potential conflicts of interest and similar matters, to protect and encourage the reporting of questionable behavior, to foster an atmosphere of self-awareness and prudent conduct and to discipline appropriately those who engage in improper conduct. The Code of Business Conduct and Ethics is posted on the “Governance Documents” section of the “Investor Relations” page of Park’s website at www.parknationalcorp.com.
Park Improvement Line
Park has implemented a “whistleblower” hotline called the “Park Improvement Line.” Calls that relate to accounting, internal accounting controls or auditing matters or that relate to possible wrongdoing by employees of Park or one of our subsidiaries can be made anonymously through this hotline. The calls are received by an independent third party service and the information received is forwarded directly to the Chair of the Audit Committee and the Head of Park’s Internal Audit Department. The Park Improvement Line number is 1-800-418-6423, Ext. PRK (775).
Independence of Directors
Applicable NYSE Alternext Rules require that a majority of the members of Park’s Board of Directors be independent directors. The definition of independence for purposes of the NYSE Alternext Rules includes a series of objective tests, which Park has used in determining whether the members of the Park Board of Directors are independent. In addition, a member of Park’s Audit Committee will not be considered to be independent under the applicable NYSE Alternext Rules if he or she (i) does not satisfy the independence standards in Rule 10A-3 under the Exchange Act or (ii) has participated in the preparation of the financial statements of Park or any of our current subsidiaries at any time during the past three years.
As required by the NYSE Alternext Rules, the Board of Directors has affirmatively determined that each independent director has no relationship with Park or any of our subsidiaries that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making determinations as to the independence of Park’s directors consistent with the definition of “independent directors” in the applicable NYSE Alternext Rules, the Board of Directors reviewed, considered and discussed:
•
the relationships (including employment, commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships) of each director (and the immediate family members of each director) with Park and/or any of our subsidiaries (either directly or as a partner, manager, director, trustee, controlling shareholder, officer, employee or member of any organization that has or had any such relationship) since January 1, 2006;

•	the compensation and other payments (including payments made in the ordinary course of providing business services) each director (and the immediate family members of each director):
•
has received from or made to Park and/or any of our subsidiaries (either directly or as a partner, manager, director, trustee, controlling shareholder, officer, employee or member of an organization which has received compensation or payments from or made payments to Park and/or any of our subsidiaries) since January 1, 2006; and

•
presently expects to receive from or make to Park and/or any of our subsidiaries (either directly or as a partner, manager, director, trustee, controlling shareholder, officer, employee or member of an organization which expects to receive compensation or payments from or make payments to Park and/or any of our subsidiaries);

•
the relationship, if any, between each director (and the immediate family members of each director) and each independent registered public accounting firm which has served as the outside auditor for Park and/or any of our subsidiaries at any time since January 1, 2006;

•
whether any director (or any immediate family member of any director) is employed as an executive officer of another entity where at any time since January 1, 2006, any of Park’s executive officers served or presently serves on the compensation committee of such other entity; and

•	whether any director has participated in the preparation of the financial statements of Park or any of our current subsidiaries at any time since January 1, 2006.
Based upon that review, consideration and discussion and the unanimous recommendation of the Nominating Committee, the Board of Directors has determined that at least a majority of its members qualify as independent directors. The Board of Directors has determined that each of Nicholas L. Berning, Maureen Buchwald, James J. Cullers, F. William Englefield IV, John J. O’Neill, J. Gilbert Reese, Rick R. Taylor and Leon Zazworsky qualifies as an independent director because the director has no financial or personal ties, either directly or indirectly, with Park or our subsidiaries other than: (i) compensation received in the individual’s capacity as a director of Park and one of our subsidiaries; (ii) non-preferential payments made or received in the ordinary course of providing business services (in the nature of payments of interest or proceeds relating to banking services or loans by one or more of our subsidiary banks and/or their respective divisions); (iii)  ownership of common shares of Park; (iv) in the case of Messrs. Cullers and Reese, fees for services rendered to one or more of our subsidiaries paid to the law firms with which they had been associated in an amount which represented less than $50,000 of such law firm’s consolidated gross revenues in each of the 2006, 2007 and 2008 fiscal years; (v) in the case of Mr. O’Neill, compensation received by Mr. O’Neill’s son in his capacity as a director of Park National Bank; and (vi) in the case of Mr. Englefield, the fact that a son of his is married to a daughter of John W. Kozak, Park’s Chief Financial Officer.
C. Daniel DeLawder and David L. Trautman do not qualify as independent directors because they currently serve as executive officers of Park and Park National Bank. William T. McConnell does not qualify as an independent director because he is employed in a non-executive officer capacity by Park National Bank and was formerly an executive officer of Park and Park National Bank. William A. Phillips does not qualify as an independent director because he is employed in a non-executive officer capacity by Century National Bank and was formerly an executive officer of Century National Bank. Harry O. Egger does not qualify as an independent director because he formerly served as an executive officer of Park and of Security National Bank.
Nominating Procedures
The Nominating Committee recommended the nominees identified in “PROPOSAL 1 – ELECTION OF DIRECTORS” for re-election as directors of Park at the Annual Meeting. As detailed in the Nominating Committee’s charter, the Nominating Committee has the responsibility to identify and recommend to the full Board of Directors individuals qualified to become directors of Park. Directors must be shareholders of Park.
The Nominating Committee takes into account many factors when considering candidates for the Board of Directors to ensure that the Board is comprised of directors with a variety of experiences and backgrounds, each of whom has high-level managerial experience and represents the interests of Park’s shareholders as a whole rather than those of special interest groups. The Nominating Committee may consider those factors it deems appropriate when evaluating candidates, including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size and scope to Park, experience as an executive of or adviser to a publicly-traded or private company, experience and skill relative to other Board members and any additional specialized knowledge or experience. Depending on the current needs of Park’s Board of Directors, certain factors may be weighed more or less heavily by the Nominating Committee.

In considering candidates for the Board of Directors, the Nominating Committee evaluates the entirety of each candidate’s credentials. Other than the requirement that a candidate be a Park shareholder, there are no specific minimum qualifications that must be met by a Nominating Committee-recommended nominee. However, the Nominating Committee does believe that all members of the Board of Directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would interfere with performance as a director.
The Nominating Committee will consider candidates for the Board of Directors from any reasonable source, including shareholder recommendations. The Nominating Committee does not evaluate candidates differently based on who has made the recommendation. The Nominating Committee has the authority under its charter to hire and pay a fee to consultants or search firms to assist in the process of identifying and evaluating candidates. No such consultants or search firms have been used by the Nominating Committee or the full Board of Directors to date.
Shareholders may recommend director candidates for consideration by the Nominating Committee by writing to David L. Trautman, Park’s President and Secretary, at our executive offices located at 50 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500. The recommendation must give the candidate’s name, age, business address, residence address, principal occupation and number of Park common shares beneficially owned. The recommendation must also describe the qualifications, attributes, skills or other qualities of the recommended director candidate. A written statement from the candidate consenting to be named as a director candidate and, if nominated and elected, to serve as a director must accompany any such recommendation.
Any shareholder who wishes to nominate an individual for election as a director at an annual meeting of the shareholders of Park must comply with Park’s Regulations regarding shareholder nominations. Shareholder nominations must be made in writing and delivered or mailed to Park’s President not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors. However, if less than 21 days’ notice of the meeting is given to the shareholders, the nomination must be mailed or delivered to Park’s President not later than the close of business on the seventh day following the day on which the notice of the meeting was mailed to the shareholders. Nominations for the 2009 Annual Meeting must be received by April 6, 2009. Each shareholder nomination must contain the following information to the extent known by the nominating shareholder:
•	the name and address of each proposed nominee;
•	the principal occupation of each proposed nominee;
•	the total number of Park common shares that will be voted for each proposed nominee;
•	the name and residence address of the nominating shareholder; and
•	the number of Park common shares beneficially owned by the nominating shareholder.
Nominations which do not comply with the above requirements and Park’s Regulations will be disregarded.

Communications with the Board of Directors
Although Park has not to date developed formal processes by which shareholders may communicate directly with directors, Park believes that the informal process, in which any communication sent to the Board of Directors, either generally or in care of the Chief Executive Officer, the President and Secretary or another officer of Park, is forwarded to all members of the Board of Directors or specified individual directors, if applicable, has served the needs of the Board of Directors and Park’s shareholders. There is no screening process in respect of shareholder communications. All shareholder communications received by an officer of Park for the attention of the Board of Directors or specified individual directors are forwarded to the appropriate members of the Board.
Park’s Board of Directors, or one of the Board committees, may consider the development of more specific procedures related to shareholder communications with the Board. Until other procedures are developed and posted on the “Governance Documents” section of the “Investor Relations” page of Park’s website at www.parknationalcorp.com, any communication to the Board of Directors or to individual directors may be sent to the Board or one or more individual directors, in care of David L. Trautman, Park’s President and Secretary, at our executive offices located at 50 North Third Street, Post Office Box 3500, Newark, Ohio 43058-3500. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication,” as appropriate. All shareholder communications must identify the author as a shareholder of Park and clearly state whether the correspondence is directed to all members of the Board of Directors or to certain specified individual directors. All shareholder communications will be copied and circulated to the appropriate director or directors without any screening. Correspondence marked “personal and confidential” will be delivered to the intended recipient(s) without opening.
Transactions with Related Persons
On an annual basis, each director and each executive officer of Park must complete a Directors’ and Officers’ Questionnaire which requires disclosure of any transaction, arrangement or relationship with Park and/or any of our subsidiaries since the beginning of the last fiscal year in which the director or executive officer, or any member of his or her immediate family, has or had a direct or indirect material interest. In addition, officers of Park and our subsidiaries must provide personal financial information annually as well as periodic information regarding the incurrence of indebtedness over $10,000. Park’s Retail Loan Department also reviews information quarterly for any outstanding loans with Park and/or one of our subsidiaries in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. As a part of its review process, Park’s Retail Loan Department compares information on a quarterly basis to track originations of any new loans for a director or an executive officer, or any member of his or her immediate family, and reconciles all then current account information to ensure the data has been gathered and recorded accurately.
The Audit Committee of Park’s Board of Directors is responsible, under the terms of that Committee’s charter, for reviewing and overseeing procedures designed to identify related person transactions that are material to Park’s consolidated financial statements or otherwise require disclosure under applicable NYSE Alternext Rules or applicable rules adopted by the SEC, including those transactions required to be disclosed under Item 404 of SEC Regulation S-K. All such transactions must be approved by the Audit Committee. Further, under the terms of Park’s Code of Business Conduct and Ethics, the Audit Committee is responsible for reviewing and overseeing all actions and transactions which involve the personal interest of a director or executive officer of Park and determining in advance whether any such action or transaction represents a potential conflict of interest. In addition, under the terms of Park’s Commercial Loan Policy, all loans made to directors of Park or one of our subsidiaries in excess of $500,000 must be approved by the full Board of Directors of Park or the applicable Park bank subsidiary. To the extent any transaction represents an ongoing business relationship with Park or any of our subsidiaries, such transaction must be reviewed annually and be on terms no more favorable than those which would be usual and customary in similar transactions between unrelated persons dealing at arms’ length.

During Park’s 2008 fiscal year, executive officers and directors of Park, members of their immediate families and firms, corporations or other entities with which they are affiliated, were customers of and had banking transactions (including loans and loan commitments) with one or more of our subsidiary banks and/or their respective divisions in the ordinary course of their respective businesses and in compliance with applicable federal and state laws and regulations. It is expected that similar banking transactions will be entered into in the future. Loans to these persons have been made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with Park or one of our subsidiaries. These loans have been, and are presently, subject to no more than a normal risk of uncollectibility and present no other unfavorable features. At December 31, 2008, the aggregate principal balance of loans to the fourteen individuals then serving as directors and executive officers of Park and their respective associates as a group was approximately $31.1 million. In addition, at December 31, 2008, loans by our subsidiary banks and their respective divisions to the individuals then serving as directors and executive officers of our subsidiaries, who were not also directors or executive officers of Park, and their respective associates as a group totaled approximately $28.0 million. As of the date of this proxy statement, each of the loans described in this paragraph was performing in accordance with its original terms. Each of the loans described in this paragraph was subject to our written policies, procedures and standard underwriting criteria applicable to loans generally as well as made in accordance with the requirements of Regulation O promulgated by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) governing prior approval of the loan by the Board of Directors of the Park subsidiary bank (or division) making the loan.
BOARD OF DIRECTORS MEETINGS AND COMMITTEES OF THE BOARD
Meetings of the Board of Directors and Attendance at Annual Meetings of Shareholders
The Board of Directors held eight meetings during the 2008 fiscal year. Each incumbent director attended at least 75% of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by the Board committees on which he or she served, in each case during the period of his or her service. In accordance with applicable NYSE Alternext Rules, the independent directors meet in executive session (without the presence of management and non-independent directors) immediately following each regular meeting of the Board of Directors and at such other times as the independent directors deem necessary.
Park encourages all incumbent directors and director nominees to attend each annual meeting of shareholders. Twelve of the thirteen then incumbent directors attended Park’s last annual meeting of shareholders held on April 21, 2008.
Committees of the Board
During the 2008 fiscal year, the Board of Directors had six standing committees which held regularly scheduled meetings – the Audit Committee, the Compensation Committee, the Executive Committee, the Investment Committee, the Nominating Committee and the Risk Committee.

Audit Committee
The Board of Directors has an Audit Committee which was established in accordance with Section 3(a)(58)(A) of the Exchange Act and is currently comprised of Nicholas L. Berning (Chair), Maureen Buchwald and Leon Zazworsky. Ms. Buchwald and Messrs. Berning and Zazworsky served as members of the Audit Committee during the entire 2008 fiscal year. F. William Englefield IV also served as a member of the Audit Committee from January 1, 2008 until April 21, 2008. Ms. Buchwald served as Chair of the Audit Committee from January 1, 2008 until April 21, 2008. Mr. Berning was appointed to serve as Chair of the Audit Committee on January 15, 2008, with an effective date of April 21, 2008. Upon the recommendation of the Nominating Committee, the Board of Directors has determined that each current member of the Audit Committee qualifies as an independent director under the applicable NYSE Alternext Rules and under SEC Rule 10A-3 and that Mr. Englefield also qualified as an independent director during his period of service on the Audit Committee.
Upon the recommendation of the Nominating Committee, the Board of Directors has also determined that each of Ms. Buchwald and Mr. Berning qualifies as an “audit committee financial expert” for purposes of Item 407(d)(5) of SEC Regulation S-K and satisfies the financial sophistication requirement of the NYSE Alternext Rules. Ms. Buchwald served as Vice President of Administration and Secretary of Ariel Corporation for more than 20 years prior to her retirement in 1997. In her capacity as Vice President of Administration, Ms. Buchwald oversaw the accounting functions of Ariel Corporation. Mr. Berning has been a Certified Public Accountant since 1974 and served as Controller of the Federal Home Loan Bank of Cincinnati from 1985 until his retirement effective March 1, 2006 (in addition to serving as a Senior Vice President from 1999 until his retirement effective March 1, 2006 and as a Vice President from 1988 to 1998). In addition to each of Ms. Buchwald’s and Mr. Berning’s qualification as an “audit committee financial expert,” Park’s Board of Directors strongly believes that each of the members of the Audit Committee is highly qualified to discharge the member’s duties on behalf of Park and our subsidiaries and satisfies the financial literacy requirement of the NYSE Alternext Rules.
The Audit Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Audit Committee Charter”). A copy of the Audit Committee Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Park’s website at www.parknationalcorp.com. At least annually, the Audit Committee reviews and reassesses the adequacy of the Audit Committee Charter and recommends changes to the full Board of Directors as necessary.
The Audit Committee is responsible, among other things, for:
•	overseeing the accounting and financial reporting processes of Park and our subsidiaries;
•	overseeing the audits of the consolidated financial statements of Park;
•
appointing, compensating and overseeing the work of the independent registered public accounting firm engaged by Park for the purpose of preparing or issuing an audit report or performing related work for Park or any of our subsidiaries;

•	determining hiring policies for employees or former employees of Park’s independent registered public accounting firm;
•
appointing and determining the compensation for the Chief Auditor (the Head of the Internal Audit Department), reviewing and approving the Internal Audit Department budget, determining the compensation for all of the staff auditors, reviewing and approving the Internal Audit Procedures Manual and overseeing the work of the Internal Audit Department;

•
instituting procedures for the receipt, retention and treatment of complaints received by Park regarding accounting, internal accounting controls or auditing matters, which procedures are outlined in Park’s Code of Business Conduct and Ethics;

•
reviewing and approving transactions with Park and/or any of our subsidiaries in which a director or executive officer of Park, or any member of his or her immediate family, has a direct or indirect interest;

•	reviewing all significant regulatory examination findings requiring corrective action;
•	assisting the Board of Directors in the oversight of:
•	the integrity of Park’s consolidated financial statements and the effectiveness of Park’s internal control over financial reporting;

•	the performance of Park’s independent registered public accounting firm and Park’s Internal Audit Department;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the legal compliance and ethics programs established by Park’s management and the full Board of Directors.
In addition, the Audit Committee reviews and pre-approves all audit services and permitted non-audit services provided by the independent registered public accounting firm to Park or any of our subsidiaries and ensures that the independent registered public accounting firm is not engaged to perform the specific non-audit services prohibited by law, rule or regulation. The Audit Committee will also carry out any other responsibilities delegated to the Audit Committee by the full Board of Directors.
The Audit Committee met 10 times during the 2008 fiscal year. The Audit Committee’s report relating to the 2008 fiscal year begins at page _____.
Compensation Committee
The Board of Directors has a Compensation Committee which is currently comprised of F. William Englefield IV (Chair), John J. O’Neill, J. Gilbert Reese and Leon Zazworsky. Messrs. O’Neill, Reese and Zazworsky served as members of the Compensation Committee during the entire 2008 fiscal year. Mr. Englefield was appointed to serve as a member of the Compensation Committee on April 21, 2008 and as Chair of the Compensation Committee on January 26, 2009. Mr. Reese served as Chair of the Compensation Committee during the entire 2008 fiscal year and until January 26, 2009. Upon the recommendation of the Nominating Committee, the Board of Directors has determined that each member of the Compensation Committee qualifies as an independent director under the applicable NYSE Alternext Rules. In addition, each Compensation Committee member qualifies as an outside director for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and as a non-employee director for purposes of SEC Rule 16b-3.
The ARRA executive compensation standards require that Park establish a compensation committee consisting solely of independent directors for the purpose of reviewing employee compensation plans. This compensation committee is required to meet at least semiannually to discuss and evaluate employee compensation plans in light of an assessment of any risk posed to Park from such plans. As noted above, as of the date of this proxy statement, the U.S. Treasury had not amended the Securities Purchase Agreement to require that Park comply with this requirement or issued regulations describing how Park is to implement this requirement. To the extent that the U.S. Treasury amends the Securities Purchase Agreement to require that Park comply with this requirement and/or issues such regulations, Park will take such steps as are necessary to comply with this requirement, including the evaluation of the composition of the existing Compensation Committee to determine whether it is consistent with the requirements of the ARRA.

The Compensation Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Compensation Committee Charter”). A copy of the Compensation Committee Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Park’s website at www.parknationalcorp.com. The Compensation Committee periodically reviews and reassesses the adequacy of the Compensation Committee Charter and recommends changes to the full Board of Directors as necessary.
The Compensation Committee’s primary responsibilities include:
•
reviewing with Park’s management and approving the general compensation policy for the executive officers of Park and those other employees of Park and our subsidiaries which the full Board of Directors directs;

•
evaluating the performance of Park’s executive officers in light of goals and objectives approved by the Compensation Committee and determining those executive officers’ compensation based on that evaluation;

•
administering Park’s equity-based plans and any other plans requiring Compensation Committee administration and approving awards as required to comply with applicable securities and tax laws, rules and regulations;

•
overseeing the preparation of the compensation discussion and analysis and recommending to the full Board of Directors the inclusion of such compensation discussion and analysis in the annual proxy statement of Park in accordance with applicable NYSE Alternext Rules and applicable SEC rules;

•	recommending to the Board of Directors the compensation for directors; and
•	reviewing and making recommendations to the full Board of Directors with respect to incentive compensation plans and equity-based plans in accordance with applicable laws, rules and regulations.
In addition, the Compensation Committee is required to make certain certifications in connection with Park’s participation in the U.S. Treasury’s Capital Purchase Program. The certifications in the form required by the regulations issued by the U.S. Treasury in October 2008 are included in the section captioned “EXECUTIVE COMPENSATION – Compensation Committee Report”.
The Compensation Committee reviews Park’s organizational structure and succession plans for Park’s executive officers with the full Board of Directors as needed. The Compensation Committee also carries out any other responsibilities delegated to the Compensation Committee by the full Board of Directors.
The Compensation Committee has the authority to retain one or more compensation consultants to assist in the evaluation of director and executive officer compensation. The Compensation Committee has sole authority to retain and terminate any such compensation consultants, including sole authority to approve the consultants’ fees and other retention terms.

The Compensation Committee met 11 times during the 2008 fiscal year. The compensation discussion and analysis regarding executive compensation for the 2008 fiscal year begins at page _____ and the Compensation Committee Report for the 2008 fiscal year is on page _____.
Executive Committee
The Board of Directors has an Executive Committee which is currently comprised of William T. McConnell (Chair), C. Daniel DeLawder (Vice Chair), Harry O. Egger, F. William Englefield IV, John J. O’Neill, J. Gilbert Reese and Leon Zazworsky. Each member of the Executive Committee also served during the entire 2008 fiscal year, other than Mr. Englefield who was appointed a member of the Executive Committee on April 21, 2008. David L. Trautman serves as a non-member Secretary to the Executive Committee. The Executive Committee may exercise, to the fullest extent permitted by law and not delegated to another committee of the Board of Directors, all of the powers and authority granted to the Board. The Executive Committee assists the Board of Directors in overseeing the staff employees who perform independent loan review functions at the subsidiaries of Park and determines the compensation of these staff employees. The Executive Committee met 17 times during the 2008 fiscal year.
Investment Committee
The Board of Directors has an Investment Committee which is currently comprised of C. Daniel DeLawder (Chair), Harry O. Egger, William T. McConnell, John J. O’Neill, Rick R. Taylor and David L. Trautman. Each current member of the Investment Committee also served during the entire 2008 fiscal year. The Investment Committee reviews the activity in the investment portfolio of Park and our subsidiary banks, monitors compliance with Park’s investment policy and assists management with the development of investment strategies. The Investment Committee met two times during the 2008 fiscal year.
Nominating Committee
The Board of Directors has a Nominating Committee which is currently comprised of John J. O’Neill (Chair), F. William Englefield IV, J. Gilbert Reese and Leon Zazworsky. Each member of the Nominating Committee also served during the entire 2008 fiscal year, other than Mr. Englefield who was appointed a member of the Nominating Committee on April 21, 2008. The Board of Directors has determined that each member of the Nominating Committee qualifies as an independent director under the applicable NYSE Alternext Rules.
The Nominating Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Nominating Committee Charter”). A copy of the Nominating Committee Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Park’s website at www.parknationalcorp.com. The Nominating Committee periodically reviews and reassesses the adequacy of the Nominating Committee Charter and recommends changes to the full Board of Directors as necessary.
The primary purpose of the Nominating Committee is to identify qualified candidates for election, nomination or appointment to the Board of Directors and to recommend to the full Board a slate of director nominees for each annual meeting of the shareholders of Park or as vacancies occur between annual meetings of the shareholders. In addition, the Nominating Committee provides oversight on matters surrounding the composition and operation of the Board of Directors, including the evaluation of Board performance and processes, and makes recommendations to the full Board in the areas of Board committee selection, including Board committee chairpersons and committee rotation practices. The Nominating Committee also carries out any other responsibilities delegated to the Nominating Committee by the full Board of Directors.

The Nominating Committee met two times during the 2008 fiscal year.
Risk Committee
The Board of Directors has a Risk Committee which is currently comprised of Leon Zazworsky (Chair), James J. Cullers and F. William Englefield IV. Each member of the Risk Committee also served during the entire 2008 fiscal year. The Risk Committee assists the Board of Directors in overseeing Park’s enterprise-wide risks, including interest rate, liquidity, price, credit, transaction, capital management, reputational, strategic, technology, operational, legal, reporting and external risks. Towards this end, the Risk Committee monitors the level and trend of key risks, management’s compliance with risk tolerances established by the Board of Directors and the Park National Corporation Risk Management Policy. The Risk Committee also oversees and reviews the effectiveness of Park’s system for monitoring compliance with laws and regulations, reviews the status of material pending litigation, monitors whether material new initiatives have been appropriately analyzed and approved and reviews all regulatory information directed to the Board of Directors’ attention and the adequacy of management’s response. The Risk Committee met three times during the 2008 fiscal year.
The U.S. Treasury’s executive compensation standards require that Park evaluate named executive officer compensation programs with its senior risk officers to ensure that these compensation programs do not encourage Park’s named executive officers to take unnecessary or excessive risks that threaten the value of Park.
The Risk Committee is organized and conducts its business pursuant to a written charter adopted by the Board of Directors (the “Risk Committee Charter”). A copy of the Risk Committee Charter is posted on the “Governance Documents” section of the “Investor Relations” page of Park’s website at www.parknationalcorp.com. At least annually, the Risk Committee reviews and reassesses the adequacy of the Risk Committee Charter and recommends changes to the full Board of Directors as necessary.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The Compensation Committee of Park’s Board of Directors is currently comprised of F. William Englefield IV (Chair), John J. O’Neill, J. Gilbert Reese and Leon Zazworsky. All of the members of the Compensation Committee are independent directors and none of them is a present or past employee or officer of Park or any of our subsidiaries. No member of the Compensation Committee has had any relationship with Park or any of our subsidiaries requiring individualized disclosure under Item 404 of SEC Regulation S-K; however, each of Messrs. Englefield, O’Neill, Reese and Zazworsky as well as members of their immediate families and firms, corporations or other entities with which they are affiliated were customers of and had banking transactions (including loans and loan commitments) with one or more of our subsidiary banks and their respective divisions, in the ordinary course of their respective businesses and in compliance with applicable federal and state laws and regulations. The loans to these persons were made on substantially the same terms, including the interest rate charged and collateral required, as those prevailing at the time for comparable transactions with persons not affiliated with Park or one of our subsidiaries. In addition, the loans to these persons have been, and are presently, subject to no more than a normal risk of uncollectibility and present no other unfavorable features. None of Park’s executive officers has served on the board of directors or compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on Park’s Board of Directors or Compensation Committee.

EXECUTIVE OFFICERS
The following are the executive officers of Park, all of whom are elected annually and serve at the pleasure of the Board of Directors of Park. This table lists each executive officer’s age as of the date of this proxy statement as well as the positions presently held by each executive officer with Park and our principal subsidiaries and his individual business experience.

		Positions Held with Park and Our
Name	Age	Principal Subsidiaries and Principal Occupation

C. Daniel DeLawder	59	Chairman of the Board since January 2005, Chief Executive Officer since January 1999, a Member of the Board of Directors since April 1994 and President from 1994 to December 2004, of Park; Chairman of the Board since January 2005, Chief Executive Officer since January 1999, President from 1993 to December 2004, Executive Vice President from 1992 to 1993, and a Member of the Board of Directors since 1992, of Park National Bank; a Member of the Board of Directors of Vision Bank headquartered in Panama City, Florida since March 2007 and a Member of the Board of Directors/Advisory Board of the Vision Bank Division of Gulf Shores, Alabama since March 2007; a Member of the Advisory Board from 1985 to March 2006, Chairman of the Advisory Board from 1989 to 2003, and President from 1985 to 1992, of Fairfield National Bank; a Member of the Board of Directors of Richland Bank from 1997 to January 2006; a Member of the Board of Directors of Second National Bank from 2000 to March 2006; a Director of the Federal Reserve Bank of Cleveland since January 2007

David L. Trautman	47	President since January 2005, Secretary since July 2002 and a Member of the Board of Directors since January 2005, of Park; President since January 2005, Executive Vice President from February 2002 to December 2004, Vice President from July 1993 to June 1997, and a Member of the Board of Directors since February 2002, of Park National Bank; Chairman of the Board from March 2001 to March 2006, a Member of the Board of Directors from May 1997 to March 2006, and President and Chief Executive Officer from May 1997 to February 2002, of First-Knox National Bank; a Member of the Board of Directors of United Bank from 2000 to March 2006

John W. Kozak	53	Chief Financial Officer of Park since April 1998 (became an executive officer of Park on July 22, 2002); Senior Vice President since January 1999, Chief Financial Officer since April 1998, a Member of the Board of Directors since December 2006, and Vice President from 1991 to 1998, of Park National Bank; Chief Financial Officer from 1980 to 1991, and a Member of the Board of Directors from 1988 to May 2006 of Century National Bank (1)

(1)	A daughter of Mr. Kozak is married to a son of F. William Englefield IV, a director of Park.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Introduction
The executive officers of Park receive no compensation directly from Park. Instead, C. Daniel DeLawder, Park’s Chairman of the Board and Chief Executive Officer, David L. Trautman, Park’s President and Secretary, and John W. Kozak, Park’s Chief Financial Officer, are paid by Park National Bank for services rendered in their capacities as executive officers of Park and Park National Bank. For purposes of this discussion, Messrs. DeLawder, Trautman and Kozak are sometimes collectively referred to as the named executive officers.
Role of Compensation Committee, Senior Management and Compensation Consultant in Determining Pay
The Compensation Committee has the authority to engage its own independent advisors to assist in the Committee’s deliberations at any time. Historically, the Compensation Committee had not engaged or relied upon compensation consultants. However, in 2008, as well as 2006, the Compensation Committee retained the services of Towers Perrin, an independent human resources consulting company with nationally recognized experience and credentials. Towers Perrin’s role was to identify competitive pay levels, determine ways to improve Park’s compensation program and assist in developing design details. The Compensation Committee accepted Towers Perrin’s report, but has not acted on it as of the date of this proxy statement. Towers Perrin was not asked to propose or review decisions made by the Compensation Committee or by management. Towers Perrin has not been engaged to provide any other services to Park or its management.
Each member of the Compensation Committee is also a member of the Board of Directors of Park National Bank, as are Messrs. DeLawder, Trautman and Kozak. As a result, the members of the Compensation Committee have at least monthly contact with each of Park’s executive officers and an opportunity to frequently evaluate the performance of each executive officer.
Park’s executive compensation program is administered by the Compensation Committee which evaluates compensation and performance on an annual basis to ensure that Park’s compensation program is equitable based on each individual’s level of responsibility. While the Compensation Committee does not specifically analyze tally sheets when making compensation decisions, each member of the Compensation Committee has a strong working knowledge of the elements of each executive officer’s compensation as well as the aggregate total amount of actual and projected compensation. The Compensation Committee meets with Mr. DeLawder and the other executive officers of Park to solicit and obtain recommendations with respect to Park’s compensation programs and practices; however, the Compensation Committee makes the final determinations with respect to all forms of compensation for executive officers of Park, and no executive officer is a part of the final deliberations and decisions impacting any of Park’s executive officers. Messrs. DeLawder, Trautman and Kozak were invited to attend some of the Compensation Committee’s meetings throughout the 2008 fiscal year. At each meeting of the Compensation Committee, whether attended by a member of Park’s management or not, the members of the Compensation Committee met in executive session for at least a portion of the meeting. This practice has continued during the 2009 fiscal year through the date of this proxy statement.

The Compensation Committee determines the base salaries and incentive compensation payments appropriate for the executive officers of Park and the aggregate base salaries and incentive compensation available for officers and administrative managers of the subsidiaries of Park. The Compensation Committee has authorized Messrs. DeLawder and Trautman to determine the base salary and incentive compensation payment to be awarded to the president of each subsidiary of Park other than Mr. Trautman (and, where appropriate, each division of a subsidiary) as well as to the senior vice presidents of Park National Bank other than Mr. Kozak. The president of each subsidiary of Park (and, where appropriate, each division of a subsidiary) identifies compensation levels for each officer for whom he or she has responsibility. The Compensation Committee has authorized Messrs. DeLawder and Trautman to approve the compensation paid to such officers, based largely on the recommendations made by the president of each subsidiary or division. The Audit Committee of Park’s Board of Directors determines the compensation for all of the staff auditors, including the Chief Auditor (the Head of the Internal Audit Department). The Executive Committee of Park’s Board of Directors determines the compensation for the staff employees who perform independent loan review functions at the subsidiaries of Park.
Compensation Philosophy and Objectives
Park’s compensation program is designed to attract, reward and retain officers and other key employees, to motivate such individuals to achieve Park’s annual, long-term and strategic goals and to reward individual effort and performance with the primary objective of improving return on shareholders’ equity. Historically, the compensation program for all officers of Park and our subsidiaries, including the named executive officers, has consisted of three primary elements – a base salary component, an annual cash incentive compensation component and long-term equity-based incentives in the form of incentive stock options (“ISOs”).
In assessing the performance of Park’s executive officers, the Compensation Committee reviewed various measures of company and industry performance, such as return on average assets, return on shareholders’ equity, net interest margin, efficiency ratio and asset quality ratios. Historically, the Compensation Committee’s review focused primarily on profitability for shareholders as expressed by return on shareholders’ equity based on its belief that return on shareholders’ equity is an objective measuring tool which can be reviewed on an absolute basis as well as on a comparative basis in relation to Park’s peer bank holding companies. This focus did not change when the Compensation Committee evaluated the performance of Park’s executive officers for the 2008 fiscal year.
Park believes that the combination of base salary and incentive compensation ties compensation levels to overall performance by Park and our subsidiaries as well as the individual performance of the executive officers. The cash compensation philosophy of Park reflects the belief that a meaningful part of total executive cash compensation should be determined by the performance of Park as compared to its peers (currently all bank holding companies with total assets between $3 billion and $10 billion).
Park also maintains the 2005 Incentive Stock Option Plan (the “2005 Plan”) and the 1995 Incentive Stock Option Plan (the “1995 Plan”). However, the 1995 Plan expired by its terms on January 16, 2005 and no further grants may be made under it. The equity-based component of Park’s compensation program consists of ISO awards under the 2005 Plan. ISO grants are designed to align the interests of our employees with those of our shareholders over a multi-year period and to encourage our employees to remain with our organization in a competitive labor market. The number of common shares subject to each ISO is determined by the Compensation Committee based on an evaluation of competitive factors in conjunction with total compensation provided to the individual as well as the objectives of Park’s compensation program described above. However, the number of common shares subject to each ISO is limited to the extent necessary to allow the ISO to qualify as such under Section 422 of the Internal Revenue Code.
The executive compensation practices of Park are subject to the limitations contained in the Securities Purchase Agreement with the U.S. Treasury as well as those imposed by the ARRA. As discussed above, Park is required to comply with the U.S. Treasury’s executive compensation standards as a result of Park’s participation in the Capital Purchase Program.

The Securities Purchase Agreement requires that Park subject any bonus or incentive compensation paid to its named executive officers to recovery (“clawback”) if payment was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. In addition, Park is prohibited from making any “golden parachute payment” to its named executive officers during the period that the U.S. Treasury holds a debt or equity position in Park acquired under the Capital Purchase Program. A “golden parachute payment” for purposes of the Securities Purchase Agreement is defined as any payment to a named executive officer upon his involuntary termination of employment or in connection with any bankruptcy filing, insolvency or receivership of Park (an “applicable severance from employment”) that equals or exceeds three times his average annual salary over the five-year period preceding the applicable severance from employment. Park and each named executive officer entered into a letter agreement in which the named executive officer agreed to amend the compensation and benefit plans of Park in which the named executive officer participates to the extent necessary to give effect to these executive compensation limitations.
As discussed above, the ARRA imposes a number of additional executive compensation standards on Park. However, until (i) the U.S. Treasury amends the Securities Purchase Agreement to require that Park comply with the ARRA executive compensation standards, (ii) the U.S. Treasury issues regulations describing how Park is to comply with those standards or (iii) Park determines that it must comply with the ARRA executive compensation standards, it is unclear whether and how these standards apply to Park.
2008 Executive Compensation Components
During the 2008 fiscal year, Park focused on a combination of base salary and payments under Park’s incentive compensation plan. No ISOs were granted to any employees of Park or our subsidiaries, including the named executive officers. For the 2008 fiscal year, the principal components of compensation for the executive officers were:
•	base salary;
•	payments under Park’s incentive compensation plan;
•	retirement and other benefits; and
•	perquisites and other personal benefits.
Base Salary
Base salaries are the guaranteed portion of an employee’s annual cash compensation. The base salaries for Park’s executive officers are set so as to reflect the duties and level of responsibility inherent in each position and to reflect the quality of individual performance.
Base salary levels for Park’s executive officers are considered annually as part of the Compensation Committee’s performance review process as well as upon a promotion or other change in job responsibility. Merit-based increases to base salaries of executive officers are based on the Compensation Committee’s assessment of each individual’s performance. In setting base salaries, the Compensation Committee considers the importance of linking a significant portion of each named executive officer’s compensation to performance in the form of the annual incentive compensation which is tied to both Park’s performance and individual performance. As a result, the base salaries of Park’s executive officers are well below the median salaries for comparable positions at similarly-sized bank holding companies, although we believe the amounts paid are sufficient to meet the essential financial needs of our executive officers. Generally, previously granted ISOs are not considered by the Compensation Committee in setting cash compensation levels.

On January 16, 2008, the Compensation Committee approved the base salaries of each of the executive officers for Park’s 2008 fiscal year. Management proposed that the base salaries for each of Messrs. DeLawder, Trautman and Kozak remain the same in 2008 as for 2007. The Compensation Committee agreed with the recommendation in light of the relatively poor results for Park for the 2007 fiscal year, as a result of the performance of Vision Bank following the Vision Merger, and the reduction in aggregate net income generated by Park’s Ohio-based bank subsidiaries. The base salaries for the 2008 fiscal year were $473,525 for Mr. DeLawder, $313,250 for Mr. Trautman and $214,455 for Mr. Kozak.
On January 23, 2009, the Compensation Committee approved the base salaries of each of Park’s executive officers for the 2009 fiscal year. Management proposed that the base salaries for each of Messrs. DeLawder, Trautman and Kozak remain the same in 2009 as for 2008. The net income for Park’s Ohio-based subsidiaries improved to $95 million in 2008 compared to $83 million in 2007 and $94 million in 2006. However, Vision Bank (excluding the goodwill impairment charges) had a net loss of $26 million in 2008 and a net loss of $7 million in 2007. With the continued poor performance of Vision Bank, the Compensation Committee concluded that the base salaries for the three executive officers should remain unchanged for 2009.
Incentive Compensation Plan
The Compensation Committee of Park’s Board of Directors administers Park’s incentive compensation plan which may enable the officers of Park National Bank and its divisions, Scope Leasing, Inc. and Guardian Financial Services Company (collectively, “Park’s Principal Ohio-Based Subsidiaries”) to share in any above-average return on equity (as defined below) which Park and our subsidiaries on a consolidated basis may generate during each twelve-month period ending September 30. For the 2008 fiscal year, all officers of Park’s Principal Ohio-Based Subsidiaries were eligible to participate in the incentive compensation plan. Officers of Vision Bank and its divisions were not eligible to participate in the incentive compensation plan for the twelve-month period ended September 30, 2008 (the “2008 Incentive Compensation Period”) and did not earn any incentive compensation for 2008.
Above-average return on equity is defined as the amount by which the net income to average shareholders’ equity ratio of Park and our subsidiaries on a consolidated basis for a twelve-month period ended September 30 exceeds the median net income to average shareholders’ equity ratio of all U.S. bank holding companies of similar asset size ($3 billion to $10 billion). A historically applied formula determines the amount, if any, by which Park’s return on equity ratio exceeds the median return on equity ratio of these peer bank holding companies. For the past several years, approximately 17% to 19% of any such excess amount on a before-tax equivalent basis has been approved for incentive compensation. If Park’s return on equity ratio is equal to or less than that of the peer group, no incentive compensation will be available with respect to that twelve-month period. Thus, our incentive compensation plan is intended to reward the performance of participants if, and only to the extent, Park also benefits from their stewardship.
The computation of Park’s return on equity ratio for the 2008 Incentive Compensation Period reflected the inclusion of the net loss of Vision Bank for the 2008 Incentive Compensation Period adjusted for the goodwill impairment charges recorded during the 2008 Incentive Compensation Period. The Compensation Committee concluded that it was proper to add back the goodwill impairment charges (in the aggregate amount of $109 million) for the purpose of calculating the amount of Park’s net income for the 2008 Incentive Compensation Period, in order to provide a more reasonable view of Park’s operating performance and ensure comparability of operating performance not only from period to period but also with the peer bank holding companies.

For the 2008 incentive compensation paid in 2009, the Compensation Committee met on January 23, 2009 and reviewed management’s computation of the incentive compensation pool for the 2008 Incentive Compensation Period. Management recommended an amount for the Compensation Committee to consider that was a total equal to 17.2% of the amount by which Park’s return on equity ratio for the 2008 Incentive Compensation Period exceeded the median return on equity ratio of the peer bank holding companies (the “computed return on equity advantage”).
Management’s computation of the incentive compensation pool was $9.4 million for the 2008 Incentive Compensation Period, which was subsequently approved by the Compensation Committee. By comparison, the incentive compensation pool was $9.0 million for the twelve-month period ended September 30, 2007, $9.8 million for the twelve-month period ended September 30, 2006 and $11.2 million for each of the twelve-month periods ended September 30, 2005 and September 30, 2004.
On January 23, 2009, the Compensation Committee determined that, while the total incentive pool increased incrementally, the incentive compensation awards to be paid to each of Messrs. DeLawder, Trautman and Kozak for the 2008 Incentive Compensation Period should remain the same as for the twelve-month period ended September 30, 2007. The Compensation Committee considered that the incentive compensation paid to Messrs. DeLawder, Trautman and Kozak in 2008 with respect to the twelve-month period ended September 30, 2007 had declined by 36.6%, 20.2% and 6.7%, respectively, as compared to the incentive compensation paid in 2007. The Compensation Committee did not feel further cuts were appropriate, as Park’s relative performance vis-à-vis its peer bank holding companies had improved.
As discussed above, the Securities Purchase Agreement requires that Park’s Compensation Committee review Park’s incentive compensation programs with senior risk officers to ensure that the programs do not encourage Senior Executive Officers to take unnecessary or excessive risk that threaten the value of Park. Risk management personnel have reviewed with the Compensation Committee Park’s incentive compensation programs (consisting primarily of the incentive compensation plan) and both have concluded that due to the manner in which the payment of incentive compensation is determined, Senior Executive Officers are not encouraged to take unnecessary or excessive risk that threaten the value of Park. Further, under the terms of the Securities Purchase Agreement and the letter agreements entered into by Park with the executive officers, any incentive compensation paid to the executive officers would be subject to recovery if payment was based on materially inaccurate financial statements or other materially inaccurate performance metric criteria.
As discussed above, the ARRA executive compensation standards, to the extent applicable, prohibit Park from paying or accruing any bonus, retention or incentive compensation with respect to its five most highly-compensated employees, or such higher number as the Secretary of the U.S. Treasury may determine is in the public interest, during the ARRA Covered Period. To the extent that (i) the U.S. Treasury amends the Securities Purchase Agreement to make this prohibition applicable, (ii) the U.S. Treasury issues regulations describing how Park is to comply with this prohibition or (iii) Park determines that this prohibition applies, Park will work with its affected employees to take such steps as Park deems necessary to comply with the prohibition and adopt administrative and other procedures consistent with the foregoing. Although the extent to which the ARRA executive compensation standards apply to Park is unclear, Park has determined that it would be prudent not to pay the incentive compensation awards to Messrs. DeLawder, Trautman and Kozak and the other two most highly-compensated employees for the 2008 Incentive Compensation Period. However, if the U.S. Treasury should later determine that Park is permitted to pay incentive compensation to its five most highly-compensated employees for the 2008 Incentive Compensation Period, the Compensation Committee members have indicated that they would take action to authorize the 2008 Incentive Compensation Period payments for these five officers.

Stock Option Plans
Historically, Park has made periodic (generally annual) grants of ISOs to employees of Park and our subsidiaries, including Park’s executive officers, to enhance the link between the creation of shareholder value and long-term executive compensation. Officers and other key employees of Park and our subsidiaries may be selected by the Compensation Committee to receive ISOs.
The exercise price of each ISO has been and will be equal to the closing price of Park’s common shares as reported on NYSE Alternext (or its predecessor American Stock Exchange) on the date of grant. Each ISO has had and will have a term of five years. ISOs are exercisable at such times and subject to such restrictions and conditions as the Compensation Committee imposes at the time of grant. Typically, the ISOs vest immediately. Park does not reprice ISOs.
The Compensation Committee’s procedure for timing ISO grants has been designed to avoid grants ahead of the release of material nonpublic information and to ensure that grant timing cannot be manipulated to result in a price that is favorable to the employees of Park and our subsidiaries. The philosophy has been to make ISO grants during periods when Park’s trading window is open except in exceptional circumstances.
As the Compensation Committee engaged Towers Perrin in 2008 to study overall compensation, including possible long-term equity components such as ISOs, the Compensation Committee did not grant any ISOs during the 2008 fiscal year. Management expects to work with the Compensation Committee throughout 2009 to develop a recommendation for the grant of ISOs or similar equity-based compensation.
As discussed above, the ARRA executive compensation standards prohibit Park from paying or accruing any bonus, retention or incentive compensation to certain employees during the ARRA Covered Period. Park believes that this prohibition, if applicable, may prevent Park from issuing equity-based compensation awards, including ISOs. To the extent that (i) the U.S. Treasury amends the Securities Purchase Agreement to make this prohibition applicable, (ii) the U.S. Treasury issues regulations describing how Park is to comply with this prohibition or (iii) Park determines that this prohibition applies, Park will work with its affected employees to take such steps as Park deems necessary to comply with the prohibition and adopt administrative and other procedures consistent with the foregoing.
Retirement and Other Benefits
Defined Benefit Pension Plan
The executive officers of Park are eligible to participate in the Park National Corporation Defined Benefit Pension Plan (the “Park Pension Plan”) on the same basis as all other eligible employees. The Park Pension Plan covers employees of Park’s Principal Ohio-Based Subsidiaries and Vision Bank who have attained age 21 and completed one year of credited service. Under the Park Pension Plan, annual benefits are paid in monthly installments for life with 120 months of payments guaranteed. Further information regarding the Park Pension Plan can be found under the heading “Park Pension Plan” beginning on page _____.

Supplemental Executive Retirement Benefits
Park adopted the Park National Corporation Supplemental Executive Retirement Plan (the “SERP”) in December 1996. During the 2008 fiscal year, the SERP benefited 30 current and former officers of Park and our subsidiaries, including the named executive officers and William T. McConnell, a former executive officer of Park. Each of the SERP participants, other than Mr. Trautman, had been a party to a Supplemental Executive Retirement Plan Agreement effective December 27, 1996 (a “1996 SERP Agreement”) with Park, which was amended and restated by an Amended and Restated Supplemental Executive Retirement Benefits Agreement (the “Amended SERP Agreement”) entered into with Park as of February 18, 2008, as discussed below. Mr. Trautman became a participant in the SERP and entered into a Supplemental Executive Retirement Benefits Agreement (the “Trautman SERP Agreement”) with Park effective as of February 18, 2008, as discussed below. Where the context is appropriate, the 1996 SERP Agreements, the Amended SERP Agreements and the Trautman SERP Agreement are referred to collectively as the “SERP Agreements” and individually as a “SERP Agreement.”
The 1996 SERP Agreements represented unfunded, non-qualified benefit arrangements designed to restore benefits lost due to limitations under the Internal Revenue Code on the amount of compensation covered by and the benefits payable under the Park Pension Plan. The purpose of the SERP is to provide participants with the same retirement benefits as they would receive under the Park Pension Plan but for the limitations under the Internal Revenue Code on the benefits they can earn under a qualified defined benefit pension plan. We had no obligation to set aside any funds with which to pay our obligations under the 1996 SERP Agreements. Rather, the SERP participants and their beneficiaries were to be general creditors of Park and our subsidiaries.
Park purchased split-dollar life insurance policies with respect to 26 of the participants in the SERP, including Messrs. DeLawder, Kozak and McConnell, in order to fund Park’s obligations under the 1996 SERP Agreements. Those life insurance policies remain in effect in order to fund Park’s obligations under the related Amended SERP Agreements. Each life insurance policy also provides a life insurance benefit for a SERP participant who dies before age 84. This life insurance benefit is equal to the present value of the stream of future benefits which would have been paid to the SERP participant until age 84 had the individual not died. As of December 31, 2008, the life insurance benefit for Mr. DeLawder would have been approximately $2,129,604, the life insurance benefit for Mr. Kozak would have been approximately $35,778, and the life insurance benefit for Mr. McConnell would have been approximately $807,378.
At its meeting on February 18, 2008, the Compensation Committee approved Amended SERP Agreements for the 30 current and former officers of Park and our subsidiaries then participating in the SERP, including Messrs. DeLawder, Kozak and McConnell. Each Amended SERP Agreement changed the calculation of benefits payable to the SERP participant from a defined contribution (indexed) formula to a defined benefit formula. Due to the manner in which they were calculated, payments under the 1996 SERP Agreements had been quite variable in amount for the SERP participants from year to year — sometimes being much larger or sometimes being much smaller than the targeted amount. Under the Amended SERP Agreements, payments are to be made in the same amount each year. The present values of the future payments under the defined benefit formula provisions of the Amended SERP Agreements are projected to be the same as under the defined contribution (indexed) formula provisions of the 1996 SERP Agreements.
Pursuant to each Amended SERP Agreement, a SERP participant is entitled to receive an annual supplemental retirement benefit (the “Full Benefit” as defined in his Amended SERP Agreement) beginning, subject to compliance with the requirements of Section 409A of the Internal Revenue Code, at age 62 (his “Payment Commencement Date”) and payable each year thereafter until the SERP participant’s death. The annual Full Benefit for each SERP participant under his Amended SERP Agreement is the same amount as the annual targeted benefit for the SERP participant under his 1996 SERP Agreement. Mr. DeLawder will be entitled to receive an annual Full Benefit of $127,900 beginning, subject to compliance with the requirements of Section 409A of the Internal Revenue Code, at age 62 in October of 2011. Mr. Kozak will be entitled to receive an annual Full Benefit of $3,900 beginning, subject to compliance with the requirements of Section 409A of the Internal Revenue Code, at age 62 in March of 2017. Mr. McConnell, who has reached age 62 and was receiving an annual targeted benefit under his 1996 SERP Agreement of $53,200, is entitled to continue receiving an annual Full Benefit under his Amended SERP Agreement of the same amount.

At its meeting on February 18, 2008, the Compensation Committee also approved the Trautman SERP Agreement. The Trautman SERP Agreement represents an unfunded, non-qualified benefit arrangement designed to constitute a portion of aggregate retirement benefits for Mr. Trautman which would provide him with the equivalent of approximately 40% of his projected annual compensation at age 62. The 40% retirement benefit is computed by adding to the supplemental retirement benefit provided by the Trautman SERP Agreement: (i) the projected benefit for Mr. Trautman under the Park Pension Plan; (ii) the projected benefit for Mr. Trautman related to contributions made by Park to the Park KSOP on Mr. Trautman’s behalf to match pre-tax elective deferral contributions made by him; and (iii) projected Social Security benefits to be received by Mr. Trautman. Under the Trautman SERP Agreement, Mr. Trautman will be entitled to receive an annual supplemental retirement benefit of $125,000 (his “Full Benefit”) beginning at age 62, subject to compliance with the requirements of Section 409A of the Internal Revenue Code, in March of 2023 (his “Payment Commencement Date”) and payable each year thereafter until his death.
If a SERP participant separates from service (within the meaning of the Treasury regulations applicable to Section 409A of the Internal Revenue Code) with Park and our subsidiaries for any reason prior to his Payment Commencement Date, he forfeits any right to payment under his SERP Agreement. Notwithstanding the foregoing, in the event that a SERP participant becomes substantially disabled (as defined in the SERP Agreements) while employed by Park or one of our subsidiaries prior to his Payment Commencement Date, he will be entitled to receive a reduced benefit (the “Limited Benefit” as defined in his SERP Agreement), the amount of which varies depending on the year in which the SERP participant becomes substantially disabled. In the event a change in control occurs before a SERP participant experiences a separation from service with Park and our subsidiaries, the SERP participant will become fully vested in his annual Full Benefit as though he remained continuously employed with Park or one of our subsidiaries until his Payment Commencement Date, and payments will begin on his Payment Commencement Date as described above. For purposes of each SERP Agreement, a change in control is deemed to occur upon: (a) the execution of an agreement for the sale of all or a material portion of the assets of Park; (b) a merger or recapitalization in which Park is not the surviving entity; or (c) the acquisition of the beneficial ownership of 25% or more of the outstanding voting securities of Park by any person, trust, entity or group.
If a SERP participant experiences a separation from service with Park and our subsidiaries for cause (as defined in the SERP Agreements) or if Park determines, following a SERP participant’s Payment Commencement Date or the SERP participant’s becoming substantially disabled, that cause existed to terminate the SERP participant, his SERP Agreement will terminate and the SERP participant will forfeit any right to receive future payments and must return all payments previously made under his SERP Agreement within 30 days. In addition, a SERP participant will forfeit the right to receive future payments under his SERP Agreement if he violates certain non-competition, non-solicitation of customers and non-solicitation of employees covenants set forth in each SERP Agreement during a period of 12 months following his separation from service with Park and our subsidiaries.

Each SERP Agreement terminates upon a SERP participant’s death.
At its meeting on May 19, 2008, the Board of Directors of Park National Bank approved a Split-Dollar Agreement (the “Trautman Split-Dollar Agreement”) between Mr. Trautman and Park National Bank. Under the terms of the Trautman Split-Dollar Agreement, Park National Bank owns the underlying life insurance policy and controls all rights of ownership with respect to the policy. Mr. Trautman has the right to designate the beneficiary (beneficiaries) to whom a portion of the death proceeds of the policy are to be paid in accordance with the terms of the Trautman Split-Dollar Agreement. Upon Mr. Trautman’s death, his beneficiary (beneficiaries) will be entitled to an amount equal to the lesser of (a) the “Death Benefit” described in the Trautman Split-Dollar Agreement or (b) 100% of the difference between the total death proceeds payable under the policy and the cash surrender value of the policy (such difference being referred to as the “Net at Risk Amount”). The Death Benefit will be $1,342,000 if Mr. Trautman dies while a full-time employee of Park National Bank until the later of age 62 or his retirement. If Mr. Trautman dies after retiring or attaining age 62, the Death Benefit will be reduced each year and will be $0 if Mr. Trautman dies after attaining age 84. In no event will the amount payable to Mr. Trautman’s beneficiary (beneficiaries) exceed the Net at Risk Amount in the policy as of the date of Mr. Trautman’s death. Park National Bank will be entitled to any death proceeds payable under the policy remaining after payment to Mr. Trautman’s beneficiary (beneficiaries). Park National Bank and Mr. Trautman’s beneficiary (beneficiaries) will share in any interest due on the death proceeds of the policy on a pro rata basis based upon the amount of proceeds due each party divided by the total amount of proceeds, excluding any such interest.
As discussed above, the Securities Purchase Agreement prohibits Park from making any golden parachute payments to its named executive officers. SERP payments to named executive officers may be considered to be golden parachute payments. Park and each named executive officer entered into a letter agreement in which the named executive officer agreed to amend the compensation and benefit plans of Park in which the named executive officer participates, including the SERP, to the extent necessary to give effect to this prohibition.
In addition, the ARRA executive compensation standards prohibit any payment by Park to its Senior Executive Officers and the next five most highly-compensated employees during the ARRA Covered Period upon such employees’ departure from Park. Park believes that this prohibition, if applicable, could prevent it from making SERP payments to these employees under the terms of the SERP as currently in effect. To the extent that (i) the U.S. Treasury amends the Securities Purchase Agreement to make this prohibition applicable, (ii) the U.S. Treasury issues regulations describing how Park is to comply with this prohibition or (iii) Park determines that this prohibition applies, Park will work with its affected employees to take such steps as Park deems necessary to comply with the prohibition and adopt administrative and other procedures consistent with the foregoing.
Potential Payments upon Change in Control
None of Park’s executive officers is entitled to payment of any benefits upon a change in control of Park. The 1995 Plan and the 2005 Plan provide that upon a defined “change in control” of Park, all then outstanding ISOs will become fully vested and exercisable. As of the date of this proxy statement, all of the ISOs held by Park’s executive officers were vested. In addition, the SERP Agreement to which each of Messrs. DeLawder, Trautman and Kozak is a party provides that if a defined “change in control” occurs before the individual covered thereby experiences a separation from service with Park and our subsidiaries, such individual will become fully vested in his annual Full Benefit as though he remained continuously employed with Park and our subsidiaries until his Payment Commencement Date, and payments will begin on his Payment Commencement Date. This provision is intended to ensure that SERP participants are provided with the same retirement benefits as they would receive under the terms of the Park Pension Plan for the applicable Internal Revenue Code limitations.
Park KSOP
The executive officers of Park are eligible to participate in the Park KSOP on the same basis as all other eligible employees. Employees of Park and Park’s Principal Subsidiaries who have reached age 18 and completed one year of service are eligible to participate in the Park KSOP. The Park KSOP is intended to meet the requirements of Sections 401(a) and 401(k) of the Internal Revenue Code and to also constitute an employee stock ownership plan (ESOP) under Section 4975(e)(7) of the Internal Revenue Code.

The Park KSOP permits each participant to defer up to 25 percent of his or her eligible compensation on a pre-tax basis, subject to additional limits set forth in the Internal Revenue Code. Each plan year, Park may, but is not required to, make matching contributions based on the percentage of salary deferral contributions made to the Park KSOP by a participant. For the 2008 fiscal year, the employer matching contribution was 50% of employee pre-tax salary deferral contributions (but only up to 12% of the employee’s compensation), subject to the applicable statutory limitations. The employer matching contributions will remain the same for the 2009 fiscal year. Participants may also make rollover contributions from certain other eligible retirement plans to the Park KSOP.
All salary deferral and matching contributions made on and after January 1, 2002 are initially invested in common shares of Park. Effective on and after January 1, 2007, participants have had the option to transfer amounts invested in common shares of Park to other investment options offered by the Park KSOP as of the first day of each calendar quarter. Participants are given the right to instruct the trustee of the Park KSOP, confidentially, as to how the common shares in their respective accounts are to be voted on matters where Park common shares generally may be voted.
Participants’ accounts under the Park KSOP may be distributed after cessation of employment, including after death, disability, termination of employment or retirement. In-service distributions may be made upon reaching age 59 1/2 or to satisfy a financial hardship, although only amounts representing salary deferral contributions may be distributed in the case of a financial hardship.
Distributions from the Park KSOP upon cessation of employment may be in the form of a lump sum or in periodic installments. Participants whose KSOP accounts hold common shares of Park may elect to receive a distribution in the form of common shares.
The estimated lump sum value of the amounts to which Messrs. DeLawder, Trautman and Kozak would have been entitled under the Park KSOP as of December 31, 2008 are $868,337, $481,627 and $299,536, respectively.
Split-Dollar Insurance Policies Maintained by Park National Bank
Park National Bank maintains split-dollar life insurance policies on behalf of Messrs. DeLawder, Trautman and Kozak, in their respective capacities as executive officers. Park National Bank will receive proceeds under each policy in an amount equal to the premiums paid up to the date of death plus earnings accrued in respect of the policy since the inception of the policy. Each of Messrs. DeLawder, Trautman and Kozak has the right to designate the beneficiary to whom his share of the proceeds under the policy (approximately two times his highest annual total compensation during his employment with Park National Bank) is to be paid. Each policy remains in effect following the covered individual’s retirement as long as the covered individual is fully vested in the Park Pension Plan, has reached age 62, has not been employed by another financial services firm and was not terminated for cause. If Mr. DeLawder’s share of the proceeds under his policy were computed as of December 31, 2008, his share would have been $1,911,980. If Mr. Trautman’s share of the proceeds under his policy were computed as of December 31, 2008, his share would have been $1,270,880. If Mr. Kozak’s share of the proceeds under his policy were computed as of December 31, 2008, his share would have been $857,820.

Perquisites and Other Personal Benefits
All of the executive officers of Park are eligible to participate in all of the employee benefit programs maintained by Park and Park National Bank, including medical, dental and disability insurance plans, on the same terms as all other employees of Park and Park National Bank. For the 2008 fiscal year, Messrs. DeLawder and Trautman did not have the use of company-owned automobiles, but received an automobile allowance of $745 per month. The monthly automobile allowance will remain unchanged for fiscal 2009.
The ARRA executive compensation standards require that Park’s directors adopt a company-wide policy regarding expenditures identified by the U.S. Treasury as excessive or luxury. To the extent that the U.S. Treasury amends the Securities Purchase Agreement to make this requirement applicable, the U.S. Treasury issues regulations detailing the scope of this requirement or Park determines that the requirement is applicable, Park’s directors will develop a policy relating to excessive or luxury expenditures consistent with the regulations that the U.S. Treasury may issue, which may limit Park’s ability to provide an automobile allowance as described above.
Tax and Accounting Implications
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code prohibits Park from claiming a deduction on its federal income tax return for compensation in excess of $1,000,000 paid for a given year to the chief executive officer and the four other most highly-compensated officers, other than the chief executive officer, serving at the end of Park’s fiscal year. The $1,000,000 compensation deduction limitation does not apply to “performance-based compensation.”
The Securities Purchase Agreement requires that Park comply with the provisions of Section 162(m)(5) of the Internal Revenue Code. This provision prohibits Park from claiming a deduction on its federal income tax return for compensation in excess of $500,000 paid for a given year to its chief executive officer, its chief financial officer or one of the three most highly-compensated executive officers (other than the chief executive officer and the chief financial officer) whose compensation is required to be disclosed under the applicable SEC rules. There is no exception to this prohibition for “performance-based compensation”. None of Park’s executive officers received more than $500,000 of compensation from Park and Park National Bank for the 2008 fiscal year.
Park does not have a policy that requires all compensation payable in respect of the 2008 fiscal year and thereafter to the covered executive officers to be deductible under Section 162(m) of the Internal Revenue Code. Park had not previously attempted to revise the incentive compensation plan or the 1995 Plan to satisfy the “performance-based compensation” exceptions. The design and administration of the 2005 Plan are, however, intended to qualify any compensation which may be attributable to participation thereunder as “performance-based compensation.” Park is now prohibited under the Securities Purchase Agreement from deducting any compensation to a named executive officer in excess of $500,000 due to Park’s participation in the Capital Purchase Program. As a result, the qualification of compensation as “performance-based” no longer provides the tax benefit to Park that it once did. However, Park continues to carefully consider the net cost and value to Park and our subsidiaries of their respective compensation policies as they relate to deductibility limitations under Section 162(m).
Nonqualified Deferred Compensation
Section 409A of the Internal Revenue Code imposes additional taxes, interest and penalties on nonqualified deferred compensation arrangements that do not satisfy its requirements. Park believes that it is administering its nonqualified deferred compensation arrangements consistent with the requirements of Section 409A of the Internal Revenue Code. In addition, Park has amended its nonqualified deferred compensation arrangements to comply with the final regulations issued under Section 409A. As of the date of this proxy statement, the SERP is the only nonqualified deferred compensation arrangement maintained by Park in which the named executive officers participate. As discussed in the section captioned “Post-Employment Payments and Benefits – Nonqualified Deferred Compensation,” the pool of earned but unpaid incentive compensation, which related to incentive compensation earned prior to 2002, was paid out on January 9, 2009 in accordance with the provisions of the Park National Corporation Bonus Program which then terminated by its terms.

Accounting for Stock-Based Compensation
Effective January 1, 2006, Park adopted the fair value recognition provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”). Park selected the “modified prospective” application. Accordingly, after January 1, 2006, Park began expensing the fair value of ISOs granted or cancelled. In accordance with SFAS 123R and related interpretations, no compensation expense was recognized by Park with respect to ISOs that were cancelled in the 2008 fiscal year.
Other Information
Park has no equity or security ownership requirements or guidelines for executive officers and no policies regarding hedging the economic risk of any ownership of Park common shares. Notwithstanding the foregoing, Park does believe that it is important that the executive officers own common shares, and all of the executive officers own a number of common shares which represents a significant investment in Park.
Compensation Committee Report
The Compensation Committee of Park’s Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation Committee of Park’s Board of Directors certifies that it has reviewed with Park’s senior risk officers the incentive compensation arrangements with the executive officers of Park (each of whom is a “senior executive officer” for purposes of Section 111(b)(3) of the EESA) and has made reasonable efforts to ensure that such arrangements do not encourage the executive officers of Park to take unnecessary and excessive risks that threaten the value of Park.

Submitted by the members of the Compensation Committee:

F. William Englefield (Chair)
John J. O’Neill
J. Gilbert Reese
Leon Zazworsky

Summary Compensation Table
The following table summarizes the total compensation awarded or paid to, or earned by, each of the named executive officers of Park for each of the 2008 fiscal year, the 2007 fiscal year and the 2006 fiscal year. Dollar amounts have been rounded up to the nearest whole dollar. Park has not entered into an employment agreement with any of its executive officers. No option awards or stock awards were made to the named executive officers for the 2008 fiscal year, the 2007 fiscal year or the 2006 fiscal year.
In the 2008 fiscal year, the base salary was approximately 65%, 75% and 72% of the total compensation for Mr. DeLawder, Mr. Trautman and Mr. Kozak, respectively. Park determined not to pay the incentive compensation awards earned for 2008 since the ARRA executive compensation standards may prohibit such payment. If the U.S. Treasury should later determine that Park is permitted to pay incentive compensation to Messrs. DeLawder, Trautman and Kozak for the twelve-month period ended September 30, 2008, the Compensation Committee members have indicated that they would take action to authorize the payments to them.
In the 2007 fiscal year, the base salary was approximately 50%, 54% and 48% of the total compensation for Mr. DeLawder, Mr. Trautman and Mr. Kozak, respectively, and the bonus (under Park’s incentive compensation plan) was approximately 32%, 43% and 45% of the total compensation for Mr. DeLawder, Mr. Trautman and Mr. Kozak, respectively. In the 2006 fiscal year, the base salary was approximately 43%, 47% and 45% of the total compensation for Mr. DeLawder, Mr. Trautman and Mr. Kozak, respectively, and the bonus (under Park’s incentive compensation plan) was approximately 44%, 48% and 48% of the total compensation for Mr. DeLawder, Mr. Trautman and Mr. Kozak, respectively.
Summary Compensation Table for 2008

				Change in
				Pension Value
				and Nonqualified
				Deferred
				Compensation	All Other
		Salary	Bonus	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($) (1)	($)(2)	($)		($)
C. Daniel DeLawder	2008	$473,525	(3)	$238,593	$21,854	(4)	$733,972	(3)
Chairman of the Board and	2007	$473,525	$300,000	$148,956	$21,569	(5)	$944,050
Chief Executive Officer of	2006	$464,240	$473,525	$124,496	$14,001	(6)	$1,076,262
Park and Park National Bank

David L. Trautman	2008	$313,250	(3)	$85,612	$18,594	(7)	$417,456	(3)
President and Secretary of	2007	$313,250	$250,000	$11,596	$9,572	(8)	$584,418
Park and President of Park	2006	$307,108	$313,250	$15,294	$13,780	(9)	$649,432
National Bank

John W. Kozak	2008	$214,455	(3)	$75,834	$7,992	(10)	$298,281	(3)
Chief Financial Officer of	2007	$214,455	$200,000	$23,308	$8,241	(11)	$446,004
Park and Senior Vice	2006	$200,500	$214,455	$26,099	$8,282	(12)	$449,336
President and Chief Financial Officer of Park National Bank

(1)	The amounts shown for the 2007 fiscal year and the 2006 fiscal year reflect the amounts earned in respect of performance for the twelve-month periods ended September 30, 2007 and 2006, respectively, under Park’s incentive compensation plan.

(2)	The amounts shown reflect the aggregate change in the actuarial present value of the named executive officer’s accumulated benefits under the Park Pension Plan and the SERP (and each individual’s SERP Agreement as in effect during the applicable fiscal year), determined using interest rate and mortality rate assumptions consistent with those used in Park’s consolidated financial statements. Mr. Trautman did not participate in the SERP in either the 2007 fiscal year or the 2006 fiscal year. The benefits to be provided under the Park Pension Plan and the SERP (and the related SERP Agreements) are more fully described under the headings “Park Pension Plan” and “Supplemental Executive Retirement Benefits” beginning on pages _____ and _____, respectively.

(3)	As discussed under the heading “Incentive Compensation Plan” beginning on page _____, on January 23, 2009, the Compensation Committee determined that the amounts earned by Messrs. DeLawder, Trautman and Kozak under Park’s incentive compensation plan in respect of performance for the twelve-month period ended September 30, 2008, should remain the same as for the twelve-month period ended September 30, 2007. However, the ARRA executive compensation standards may prohibit the payment of these incentive compensation awards and Park determined not to pay these awards. Accordingly, the amounts of $300,000 for Mr. DeLawder, $250,000 for Mr. Trautman and $200,000 for Mr. Kozak are not shown in this column or included in the figure shown in the “Total” column. If the U.S. Treasury should later determine that Park is permitted to pay incentive compensation to its five most highly-compensated employees for the twelve-month period ended September 30, 2008, the Compensation Committee members have indicated that they would take action to authorize the payments for these five officers.

(4)	The amount shown reflects:
•	$3,174, representing the amount of the premium deemed to have been paid on behalf of Mr. DeLawder under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$7,078, representing the contribution to the Park KSOP on Mr. DeLawder’s behalf to match his 2008 pre-tax elective deferral contributions – $1,088 of the matching contribution will, however, be forfeited in 2009 in conjunction with the partial refund of Mr. DeLawder’s pre-tax elective deferral contribution as required to satisfy compliance tests applicable to the Park KSOP;
•	$2,662, representing the amount of the premium deemed to have been paid on behalf of Mr. DeLawder under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2008 fiscal year); and
•	$8,940, representing the aggregate amount of the $745 monthly automobile allowance received by Mr. DeLawder during the 2008 fiscal year.

(5)	The amount shown reflects:
•	$2,753, representing the amount of the premium deemed to have been paid on behalf of Mr. DeLawder under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$7,500, representing the contribution to the Park KSOP on Mr. DeLawder’s behalf to match his 2007 pre-tax elective deferral contributions;
•	$2,376, representing the amount of the premium deemed to have been paid on behalf of Mr. DeLawder under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2007 fiscal year); and
•	$8,940, representing the aggregate amount of the $745 monthly automobile allowance received by Mr. DeLawder during the 2007 fiscal year.

(6)	The amount shown reflects:
•	$2,939, representing the amount of the premium deemed to have been paid on behalf of Mr. DeLawder under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$7,500, representing the contribution to the Park KSOP on Mr. DeLawder’s behalf to match his 2006 pre-tax elective deferral contributions;
•	$2,115, representing the amount of the premium deemed to have been paid on behalf of Mr. DeLawder under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2006 fiscal year); and
•	$1,447, representing the aggregate incremental cost to Park National Bank of the automobile which Park National Bank provided to Mr. DeLawder for his personal and professional use. This amount was computed from the IRS tables based on the percentage of personal use of the automobile.

(7)	The amount shown reflects:
•	$712, representing the amount of the premium deemed to have been paid on behalf of Mr. Trautman under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$7,750, representing the contribution to the Park KSOP on Mr. Trautman’s behalf to match his 2008 pre-tax elective deferral contributions — $1,088 of the matching contribution will, however, be forfeited in 2009 in conjunction with the partial refund of Mr. Trautman’s pre-tax elective deferral contribution as required to satisfy compliance tests applicable to the Park KSOP;
•	$1,192, representing the amount of the premium deemed to have been paid on behalf of Mr. Trautman under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2008 fiscal year); and
•	$8,940 representing the aggregate amount of the $745 monthly automobile allowance received by Mr. Trautman during the 2008 fiscal year.

(8)	The amount shown reflects:
•	$632, representing the amount of the premium deemed to have been paid on behalf of Mr. Trautman under the split-dollar life insurance policy maintained on his behalf by Park National Bank; and
•	$8,940, representing the aggregate amount of the $745 monthly automobile allowance received by Mr. Trautman during the 2007 fiscal year.

(9)	The amount shown reflects:
•	$784, representing the amount of the premium deemed to have been paid on behalf of Mr. Trautman under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$7,500, representing the contribution to the Park KSOP on Mr. Trautman’s behalf to match his 2006 pre-tax elective deferral contributions; and
•	$5,496, representing the sum of: (i) the aggregate incremental cost to Park National Bank of the automobile which Park National Bank provided to Mr. Trautman for his personal and professional use during the first approximately five and one-half months of the 2006 fiscal year ($682), computed from the IRS tables based on the percentage of personal use of the automobile, and (ii) the aggregate amount of $4,814 representing the $745 monthly automobile allowance he received for approximately the last six and one-half months of the 2006 fiscal year.

(10)	The amount shown reflects:
•	$884, representing the amount of the premium deemed to have been paid on behalf of Mr. Kozak under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$7,078, representing the contribution to the Park KSOP on Mr. Kozak’s behalf to match his 2008 pre-tax elective deferral contributions — $1,088 of the matching contribution will, however, be forfeited in 2009 in conjunction with the partial refund of Mr. Kozak’s pre-tax elective deferral contribution as required to satisfy compliance tests applicable to the Park KSOP; and
•	$30, representing the amount of the premium deemed to have been paid on behalf of Mr. Kozak under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2008 fiscal year).

(11)	The amount shown reflects:
•	$715, representing the amount of the premium deemed to have been paid on behalf of Mr. Kozak under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$7,500, representing the contribution to the Park KSOP on Mr. Kozak’s behalf to match his 2007 pre-tax elective deferral contributions; and
•	$26, representing the amount of the premium deemed to have been paid on behalf of Mr. Kozak under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2007 fiscal year).

(12)	The amount shown reflects:
•	$759, representing the amount of the premium deemed to have been paid on behalf of Mr. Kozak under the split-dollar life insurance policy maintained on his behalf by Park National Bank;
•	$7,500, representing the contribution to the Park KSOP on Mr. Kozak’s behalf to match his 2006 pre-tax elective deferral contributions; and
•	$23, representing the amount of the premium deemed to have been paid on behalf of Mr. Kozak under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement as in effect during the 2006 fiscal year).
Grants of Plan-Based Awards
As discussed under the heading “Stock Option Plans” beginning on page _____, no ISOs were granted to any of the named executive officers during the 2008 fiscal year.
Park does not maintain any non-equity incentive plans or equity incentive plans as those terms are defined under Item 402(a)(6) of SEC Regulation S-K.
Outstanding ISOs at Fiscal Year-End
The following table sets forth the number of unexercised ISOs held by each of the named executive officers at the end of the 2008 fiscal year. Park has never granted any other form of equity-based award to the named executive officers.
Outstanding Equity Awards At Fiscal Year-End for 2008

	Option Awards
	Number
	of
	Securities
	Underlying	Number of Securities
	Unexercised Options	Underlying	Option
	(#)	Unexercised Options	Exercise	Option
	Exercisable	(#)	Price	Expiration
Name	(1)(2)	Unexercisable	($)	Date
C. Daniel DeLawder	928	—	$107.62	02/28/2009
	900	—	$107.85	06/21/2010

David L. Trautman	909	—	$109.95	04/30/2009
	900	—	$107.85	06/21/2010

John W. Kozak	912	—	$109.52	05/06/2009
	900	—	$107.85	06/21/2010

(1)	Where appropriate, the number of common shares underlying unexercised ISOs and the option exercise price have been adjusted to reflect the 5% share dividend distributed by Park on December 15, 2004.

(2)	All of the reported ISOs were fully vested and exercisable at the end of the 2008 fiscal year.

Exercises of ISOs
None of the named executive officers exercised any ISOs during the 2008 fiscal year. Park has never granted any other form of equity-based award to the named executive officers.
Post-Employment Payments and Benefits
Pension and Supplemental Benefits
Park Pension Plan
The Park Pension Plan covers employees of Park’s Principal Subsidiaries who have attained age 21 and completed one year of service. Under the Park Pension Plan, annual benefits are paid in monthly installments for life with 120 months of payments guaranteed. For purposes of the Park Pension Plan, an employee’s “normal retirement date” is the earlier of the first day of the month coincident with or next following the employee reaching age 70 1/2 or the employee reaching age 65 and completing five years of service.
The amount of annual “normal retirement benefit” to be paid in monthly installments to an eligible employee is the greater of:
•	29% of the average monthly compensation of the employee reduced for expected years of service at normal retirement less than 25; or
•	29% of the average monthly compensation plus 16% of the average monthly compensation in excess of one-twelfth of covered compensation reduced for expected years of service at normal retirement less than 35.
The average monthly compensation of an employee is calculated by averaging the highest five consecutive calendar years of compensation as reported on the employee’s Forms W-2 during the ten calendar years preceding the date of determination. Salary and incentive compensation, including elective deferral contributions, are included in calculating an employee’s monthly compensation for purposes of the Park Pension Plan.
In addition, the employees of certain of our subsidiary banks (and their respective divisions) participated in pension plans maintained for their benefit prior to the bank’s being acquired by Park and the merger of the bank’s pension plan into the Park Pension Plan. Benefits under the Park Pension Plan cannot be less than the sum of the benefit provided under the merged pension plan and the Park Pension Plan based on years of service since the date of merger of the two plans.
Applicable provisions of the Internal Revenue Code currently limit the amount of annual compensation used to determine plan benefits under a defined benefit pension plan, such as the Park Pension Plan, and the amount of plan benefits payable annually under such a plan. Total compensation in excess of the limit will not be taken into account for benefit calculation purposes. The average of the maximum annual total compensation which may be used in determining plan benefits under qualified defined benefit plans for the past five years is $218,000. The 2008 monthly rate of total compensation used to determine benefits was limited to $19,167 per month, which is the equivalent of an annual total compensation of $230,000.

If an employee elects to retire after completing ten years of service and reaching 55 years of age, the employee may receive a monthly benefit for life with 120 months of payments guaranteed beginning at his or her normal retirement date equal to the “accrued benefit” at the early retirement date. Payments to the employee may begin immediately, with the benefit being reduced one fifteenth (1/15th) for the first five years and one thirtieth (1/30th) for the next five years. For purposes of the Park Pension Plan, the “accrued benefit” at any time prior to an employee’s normal retirement date is the normal retirement benefit as described above multiplied by a fraction, the numerator of which is the employee’s total years of service as of the date of determination and the denominator of which is the employee’s expected years of service at normal retirement.
An employee may continue employment with Park and/or one of our subsidiaries after his or her normal retirement date. In such an event, the employee will receive the benefit he or she would have received on his or her normal retirement date actuarially increased to reflect delayed payment. Notwithstanding the foregoing, the benefit received by such an employee will not be less than the benefit accrued at delayed retirement reflecting service and compensation to such date.
Upon the termination of employment after five or more years, an employee has a vested interest in his or her accrued benefit which will be payable on the normal retirement date. An employee will have no vested interest if he or she terminates employment after less than five years of service with Park and/or one of our subsidiaries. An employee who terminates employment with ten or more years of service with Park and/or one of our subsidiaries may elect to receive his or her vested interest as early as age 55.
If an employee becomes totally and permanently disabled prior to his or her normal retirement date and retires after being determined to be disabled by the Compensation Committee for at least six months, he or she will receive a disability retirement benefit equal to his or her “accrued benefit” at disability reduced actuarially for payment preceding normal retirement.
In the event of a married employee’s death after the completion of five years of service, but prior to meeting the eligibility requirements for early retirement, the participant will be assumed to have terminated employment the day before his or her death, survived to his or her early retirement date, elected a joint and one-half survivor benefit, and passed away the following day. If an unmarried employee dies prior to the early retirement age, the survivor annuity will be 50% of the 10-year certain and life annuity payable to such employee if such employee had terminated employment one day prior to his or her death.
In the event of a married employee’s death after meeting the requirements for early retirement, his or her surviving spouse will receive one-half of the joint and one-half survivor benefit calculated on the day before his or her death. If an unmarried employee or unmarried “inactive” employee dies on or after the early retirement age, the survivor annuity will be computed as if he or she started receiving a 10-year certain and life annuity on the day before his or her death.
For a vested terminated employee, death benefits are calculated the same as for active employees, but based on the employee’s accrued benefit at his or her termination date.

An eligible employee of Park and/or one of our subsidiaries may opt to receive his or her benefits pursuant to the following methods of settlement that are actuarially equivalent to the normal form of annuity:
•	a benefit to be paid during the employee’s lifetime with one-half of the benefit to be continued to the employee’s spouse for his or her lifetime after the employee’s death;
•	a benefit to be paid during the employee’s lifetime with a percentage of the benefit or the same benefit to be continued to the employee’s spouse for his or her lifetime after the employee’s death;
•	a benefit payable in equal installments during the employee’s lifetime;
•	a benefit to be paid for 60, 120 or any number of months certain and thereafter for life; or
•	an unlimited lump sum settlement for retirees and a lump sum settlement under $5,000 for vested employees who have not yet retained retirement age.
It is not possible for an employee’s years of service under the Park Pension Plan to exceed the employee’s actual years of service with Park and/or our subsidiaries.
Supplemental Executive Retirement Benefits
The supplemental executive retirement benefits to be provided to Messrs. DeLawder, Trautman and Kozak are described under the heading “Supplemental Executive Retirement Benefits” beginning on page _____.
Pension Benefits for 2008
The following table shows the actuarial present value of each named executive officer’s accumulated benefit, including the number of years of service credited to each such named executive officer, under each of the Park Pension Plan and the SERP (and each named executive officer’s SERP Agreement as in effect during the 2008 fiscal year), determined using interest rate and mortality rate assumptions consistent with those used in Park’s consolidated financial statements and summarized in Note 13 of the Notes to Consolidated Financial Statements located on pages  64 and 65 of Park’s 2008 Annual Report. Further information regarding the Park Pension Plan and the SERP (and each named executive officer’s SERP Agreement as in effect during the 2008 fiscal year) can be found under the headings “Park Pension Plan” and “Supplemental Executive Retirement Benefits” beginning on pages _____ and _____, respectively.
Pension Benefits for 2008

		Number of	Present Value	Payments
		Years Credited	of Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name	(#)	($)	($)
C. Daniel DeLawder	Park Pension Plan (1)	38	$576,474	$0
	SERP (2)	12	$867,561	$0

David L. Trautman	Park Pension Plan	25	$190,721	$0
	SERP (3)	1	$35,748	$0

John W. Kozak	Park Pension Plan	29	$306,779	$0
	SERP (2)	12	$13,947	$0

(1)	Mr. DeLawder is eligible for early retirement under the Park Pension Plan. The present value of his early retirement benefit was $598,532 at December 31, 2008. This value increased by $92,066 during the 2008 fiscal year.

(2)	On February 18, 2008, the Compensation Committee approved Amended SERP Agreements for Messrs. DeLawder and Kozak. The Amended SERP Agreements, which became effective as of February 18, 2008, amend and restate the terms of the 1996 SERP Agreements to which Messrs. DeLawder and Kozak were parties, by changing the calculation of benefits payable to them from a defined contribution (indexed) formula to a defined benefit formula. Further information regarding the Amended SERP Agreements can be found under the heading “Supplemental Executive Retirement Benefits” beginning on page _____.

(3)	On February 18, 2008, the Compensation Committee approved the Trautman SERP Agreement. Further information regarding the Trautman SERP Agreement can be found under the heading “Supplemental Executive Retirement Benefits” beginning on page _____.
Nonqualified Deferred Compensation
As reported in the proxy statement for the 2008 Annual Meeting of Shareholders, at December 31, 2007, Park had an accrued liability for incentive compensation that had been approved by the Compensation Committee but not paid to certain of the officers of Park and our subsidiaries, which remained an accrued liability at December 31, 2008. This incentive compensation pertained primarily to incentive compensation earned prior to 2002. The entire pool of earned but unpaid incentive compensation, in the amount of $764,000 at the end of the 2008 fiscal year, related to approximately 200 officers. The unpaid incentive compensation accrued no interest or other earnings prior to the time of payment. The amounts shown for Messrs. DeLawder, Trautman and Kozak represent their cumulative proportionate share of the unpaid pool, calculated by their incentive compensation as a percentage of each year’s pool. The pool resulted from a previous method of calculating incentive compensation. The pool was paid out on January 9, 2009 in accordance with the terms of the Park National Corporation Bonus Program adopted by the Compensation Committee on December 16, 2008.
The following table shows the share of the pool of earned but unpaid incentive compensation attributed to each of the named executive officers at the end of the 2008 fiscal year.
Nonqualified Deferred Compensation for 2008

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings in	Aggregate	Balance at Last
	in Last Fiscal	in Last Fiscal	Last Fiscal	Withdrawals/	Fiscal Year
	Year	Year	Year	Distributions	End
Name	($)	($)	($)	($)	($)(1)
C. Daniel DeLawder	—	—	—	—	$188,195

David L. Trautman	—	—	—	—	$35,365

John W. Kozak	—	—	—	—	$8,544

(1)	None of the amounts shown has previously been reported as compensation to the named executive officer in Park’s Summary Compensation Table for previous years. The aggregate balance shown for each named executive officer was paid to him on January 9, 2009.

Potential Payouts upon Termination of Employment or Change in Control
Stock Option Plans
The 1995 Plan and the 2005 Plan contain special rules governing the time of exercise of ISOs in cases of normal retirement (which is defined for purposes of the 1995 Plan and the 2005 Plan as separation from employment with Park and our subsidiaries on or after age 62), disability or death. In the case of normal retirement, all of an optionee’s ISOs will become fully vested and may be exercised for a period of three months following the last day of employment, subject to the stated term of the ISOs. If an optionee dies while employed by Park and/or one of our subsidiaries, the optionee’s ISOs will become fully vested and may be exercised for a period of 12 months following the date of death, subject to the stated term of the ISOs. If an optionee is terminated due to a long-term disability, the optionee’s ISOs will become fully vested and may be exercised for a period of 12 months following the last day of employment, subject to the stated term of the ISOs. If an optionee is terminated for any reason other than normal retirement, long-term disability or death, all ISOs held by the optionee will be forfeited.
The 1995 Plan and the 2005 Plan also provide that, upon the occurrence of a defined “change in control” of Park, all outstanding ISOs (whether or not then exercisable) will become fully vested and exercisable as of the date of the change in control. Generally, a change in control is deemed to occur if:
•	any person (other than Park, one of our subsidiaries or an employee benefit plan of Park or a subsidiary) becomes the beneficial owner of, or acquires voting power with respect to, securities which represent 50% or more of the combined voting power of Park’s outstanding securities;
•	the shareholders of Park approve a merger or consolidation of Park with or into another entity, in which Park is not the continuing or surviving entity or common shares of Park would be converted into cash, securities or other property of another entity, other than a merger or consolidation in which holders of Park common shares immediately prior to the merger or consolidation have the same proportionate ownership of the securities of the surviving entity; or
•	the shareholders of Park approve an agreement for the sale or disposition of all or substantially all of Park’s assets (or any transaction having a similar effect).
As of December 31, 2008 and as of the date of this proxy statement, all of the ISOs held by Messrs. DeLawder, Trautman and Kozak were vested.
At the time of exercise of any ISO, the optionee exercising the ISO is to enter into an agreement with Park pursuant to which the common shares acquired upon exercise of the ISO may not be sold, transferred or otherwise disposed of to any person other than Park or a subsidiary of Park for a period of five years after the exercise date. This restriction does not, however, apply in the event of the exercise of an ISO following the death, long-term disability or normal retirement of an optionee. In addition, if an optionee who acquired common shares upon the exercise of an ISO subsequently leaves the employment of Park and/or one of our subsidiaries by reason of death, long-term disability or normal retirement, the restrictions cease to apply to ISOs granted under the 2005 Plan.

Under the 2005 Plan, an optionee will forfeit all of the optionee’s outstanding ISOs, as well as all common shares acquired through the exercise of ISOs on the date of termination of employment or within six months before and five years after the termination of employment, if the optionee:
•	without the Compensation Committee’s written consent, renders services to, becomes the owner of, or serves (or agrees to serve) as an officer, director, consultant or employee of, a business that competes with any portion of Park’s (or a subsidiary of Park’s) business with which the optionee has been involved at any time within five years before the optionee’s termination of employment with Park and/or one of our subsidiaries;
•	refuses or fails to consult with, supply information to or otherwise cooperate with Park or any subsidiary of Park after being requested to do so;
•	deliberately engages in any action that the Compensation Committee concludes has caused substantial harm to the interests of Park or any subsidiary of Park;
•	without the Compensation Committee’s written consent, solicits or attempt to influence or induce any employee of Park and/or one of our subsidiaries to terminate his or her employment, or uses or discloses any information obtained while employed by Park and/or one of our subsidiaries concerning the names and addresses of employees;
•	without the Compensation Committee’s written consent, discloses any confidential or proprietary information relating to the business affairs of Park and/or one of our subsidiaries;
•	fails to return all property (other than personal property) received by the optionee during his or her employment with Park and/or one of our subsidiaries; or
•	engages in conduct the Compensation Committee reasonably concludes would have given rise to termination of the optionee for cause (as defined in the 2005 Plan) if it had been discovered before the optionee terminated his or her employment with Park and/or one of our subsidiaries.
Supplemental Executive Retirement Benefits
The provisions of the Trautman SERP Agreement and the Amended SERP Agreements, which became effective as of February 18, 2008, addressing the impact of a change of control and the subsequent termination of an individual covered thereby are described under the heading “Supplemental Executive Retirement Benefits” beginning on page  _____  ..
Other Potential Payouts
Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. Such amounts would include:
•	incentive compensation earned but unpaid under Park’s incentive compensation plan;
•	the balance of the executive officer’s account under the Park KSOP;
•	unused vacation pay; and
•	amounts accrued and vested under the Park Pension Plan paid in accordance with the terms of the Park Pension Plan, as discussed in more detail beginning on page _____ under the heading “Park Pension Plan.”

If a named executive officer retires after reaching age 55, in addition to the items identified in the preceding paragraph, the named executive officer will be entitled to receive a lump sum payment of the present value of the benefit to which he would have been entitled under the Park Pension Plan, as discussed in more detail beginning on page  _____  under the heading “Park Pension Plan.”
If a named executive officer retires after reaching age 62, in addition to the items identified in the preceding paragraphs, the named executive officer will receive:
•	the supplemental executive retirement benefits discussed beginning on page _____ under the heading “Supplemental Executive Retirement Benefits”; and
•	continued coverage under the split-dollar life insurance policy maintained on his behalf by Park National Bank, as discussed in more detail beginning on page _____ under the heading “Split-Dollar Insurance Policies Maintained by Park National Bank.”
In the event of the death or disability of a named executive officer, in addition to the benefits identified in the preceding paragraph(s), the named executive officer or his beneficiary, as appropriate, will receive:
•	benefits under Park’s disability insurance plan; and
•	his share of the proceeds under the split-dollar life insurance policy maintained on his behalf by Park National Bank, as discussed in more detail beginning on page _____ under the heading “Split-Dollar Insurance Policies Maintained by Park National Bank.”
The following table summarizes payments which would have been made to the named executive officers if a retirement or termination event had occurred on December 31, 2008. Actual amounts to be paid out can only be determined at the time of a named executive officer’s separation from Park.

				Involuntary
	Voluntary	Early	Normal	Not for Cause	For Cause
	Termination	Retirement	Retirement	Termination	Termination	Disability	Death
	on	on	on	on	on	on	on
	12/31/08	12/31/08	12/31/08	12/31/08	12/31/08	12/31/08	12/31/08
C. Daniel DeLawder
Earned but Unpaid Incentive Compensation (1)	$188,195	$188,195	$188,195	$0	$0	$188,195	$188,195
Park KSOP	$868,337	$868,337	$868,337	$868,337	$868,337	$868,337	$868,337
Park Pension Plan (2)	$598,532	$598,532	$598,532	$598,532	$598,532	$598,532	$598,532
SERP (3)	$0	$0	$0	$0	$0	$0	$0
SERP — Life Insurance	$0	$0	$0	$0	$0	$0	$2,129,604
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$0	$1,911,980
Total	$1,655,069	$1,655,069	$1,655,069	$1,466,869	$1,466,869	$1,655,069	$5,969,648

David L. Trautman
Earned but Unpaid Incentive Compensation (1)	$35,365	$35,365	$35,365	$0	$0	$35,365	$35,365
Park KSOP	$481,627	$481,627	$481,627	$481,627	$481,627	$481,627	$481,627
Park Pension Plan (2)	$190,721	$190,721	$190,721	$190,721	$190,721	$190,721	$190,721
SERP(4)	$0	$0	$0	$0	$0	$0	$0
SERP — Life Insurance	$0	$0	$0	$0	$0	$0	$1,342,000
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$0	$1,270,880
Total	$707,713	$707,713	$707,713	$672,348	$672,348	$707,713	$3,320,593

John W. Kozak
Earned but Unpaid Incentive Compensation (1)	$8,544	$8,544	$8,544	$0	$0	$8,544	$8,544
Park KSOP	$299,536	$299,536	$299,536	$299,536	$299,536	$299,536	$299,536
Park Pension Plan (2)	$306,779	$306,779	$306,779	$306,779	$306,779	$306,779	$306,779
SERP (3)	$0	$0	$0	$0	$0	$0	$0
SERP — Life Insurance	$0	$0	$0	$0	$0	$0	$35,778
Split-Dollar Life Insurance	$0	$0	$0	$0	$0	$0	$857,820
Total	$614,859	$614,859	$614,859	$606,315	$606,315	$614,859	$1,508,457

(1)	Reflects the share of the pool of earned but unpaid incentive compensation attributed to the named executive officer at the end of the 2008 fiscal year. Such amount was paid on January 9, 2009 in accordance with the terms of the Park National Corporation Bonus Program.

(2)	Reflects the estimated lump-sum present value of the benefits to which the named executive officer would be entitled under the Park Pension Plan.

(3)	Reflects the estimated lump-sum present value of the benefits to which the named executive officer would be entitled under the SERP and his Amended SERP Agreement.

(4)	Reflects the estimated lump-sum present value of the benefits to which Mr. Trautman would be entitled under the SERP and the Trautman SERP Agreement.

DIRECTOR COMPENSATION
Park uses a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors. To align the interests of Park’s directors and shareholders, Park’s Regulations require that all directors of Park be shareholders. Park does not have a requirement which addresses the number of common shares that need to be retained by directors.
Annual Retainers and Meeting Fees
Each director of Park who is not an employee of Park or one of our subsidiaries (a “non-employee director”) currently receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of 120 common shares awarded under the Park National Corporation Stock Plan for Non-Employee Directors of Park National Corporation and Subsidiaries (the “Directors’ Stock Plan”). Each non-employee director receives $1,000 for each meeting of the Park Board of Directors attended and $400 for each meeting of a committee of the Park Board of Directors attended. If the date of a meeting of the full Board of Directors is changed from that provided for by resolution of the Board and a non-employee director is not able to attend the rescheduled meeting, he or she receives the meeting fee as though he or she attended the meeting. In addition, each member of the Executive Committee of the Park Board of Directors receives a $2,500 annual cash retainer and each member of the Audit Committee of the Park Board of Directors (other than the Chair) receives a $2,000 annual cash retainer. The Chair of the Audit Committee receives a $5,000 annual cash retainer.
Each non-employee director of Park also serves either on the board of directors of Park National Bank or on the advisory board of one of its divisions, and receives, on the date of the regular meeting of the Park Board of Directors held during the fourth fiscal quarter, an annual retainer in the form of 60 common shares of Park awarded under the Directors’ Stock Plan and, in some cases, a specified amount of cash for such service as well as fees for attendance at meetings of the board of directors of Park National Bank or the advisory board of the applicable division of Park National Bank (and committees of the respective boards).
In addition to the annual retainers and meeting fees discussed above, non-employee directors also receive reimbursement of all reasonable travel and other expenses of attending board and committee meetings.
C. Daniel DeLawder, William T. McConnell, William A. Phillips and David L. Trautman receive no compensation for serving as members of the Board of Directors of Park or of any subsidiary of Park.
Split-Dollar Life Insurance Policies
Effective as of December 28, 2007, Maureen Buchwald, James J. Cullers, F. William Englefield IV, John J. O’Neill, J. Gilbert Reese, Rick R. Taylor and Leon Zazworsky entered into split-dollar agreements (the “New Split-Dollar Agreements”) which amended and restated the split-dollar agreements to which they had been parties. The New Split-Dollar Agreements are intended to comply with the requirements of Section 409A of the Internal Revenue Code.
Under the terms of each New Split-Dollar Agreement, Park National Bank owns the life insurance policy to which the New Split-Dollar Agreement relates. Each individual party to a New Split-Dollar Agreement has the right to designate the beneficiary(ies) to whom a portion of the death proceeds of the policy are to be paid in accordance with the terms of the New Split-Dollar Agreement. Upon the death of the individual, his or her beneficiary(ies) will be entitled to an amount equal to the lesser of (i) $100,000 or (ii) 100% of the difference between the total death proceeds under the policy and the cash surrender value of the policy (such difference being referred to as the “Net at Risk Amount”). In no event will the amount payable to an individual’s beneficiary(ies) exceed the Net at Risk Amount in the policy as of the date of the individual’s death. Park National Bank will be entitled to any death proceeds payable under the policy remaining after payment to the individual’s beneficiary(ies).

Park National Bank maintains split-dollar life insurance policies on behalf of C. Daniel DeLawder, William T. McConnell and David L. Trautman, in their respective capacities as executive officers (and, in the case of Mr. McConnell, a former executive officer) of Park National Bank. Park National Bank also maintains a split-dollar life insurance policy on behalf of William A. Phillips in his capacity as a former executive officer of Century National Bank. Park National Bank will receive proceeds under each policy in an amount equal to the premiums paid up to the date of death plus earnings accrued in respect of the policy since the inception of the policy. Each of Messrs. DeLawder, McConnell, Phillips and Trautman has the right to designate the beneficiary to whom his share of the proceeds under the policy (approximately two times his highest annual total compensation during his employment with Park National Bank or Century National Bank, as appropriate) is to be paid. Each policy remains in effect following the covered individual’s retirement as long as the covered individual is fully vested in the Park Pension Plan, has reached age 62, has not been employed by another financial services firm and was not terminated for cause. If Mr. DeLawder’s share of the proceeds under his policy were computed as of December 31, 2008, his share would have been $1,911,980. If Mr. McConnell’s share of the proceeds under his policy were computed as of December 31, 2008, his share would have been $1,455,000. If Mr. Phillips’ share of the proceeds under his policy were computed as of December 31, 2008, his share would have been $314,016. If Mr. Trautman’s share of the proceeds under his policy were computed as of December 31, 2008, his share would have been $1,270,880.
Park National Bank maintains a split-dollar life insurance policy on behalf of Mr. Egger, in his capacity as a former executive officer of Security National Bank. Park National Bank will receive proceeds under the policy in an amount equal to the premiums paid up to the date of death plus earnings accrued in respect of the policy since the inception of the policy. Mr. Egger has the right to designate the beneficiary to whom his share of the proceeds under the policy (approximately three and one-half times his highest annual total compensation during his employment with Security National Bank or $1,597,341) is to be paid. Mr. Egger’s policy remained in effect following his retirement as an executive officer of Security National Bank on March 31, 2003.
Change in Control Payments
None of the current directors of Park is entitled to payment of any benefits upon a change in control of Park.
Other Compensation
C. Daniel DeLawder and David L. Trautman
C. Daniel DeLawder and David L. Trautman currently serve as executive officers of Park and of Park National Bank. Please see the discussion of their compensation as executive officers under the heading “EXECUTIVE COMPENSATION” beginning on page _____.

William T. McConnell and William A. Phillips
William T. McConnell is employed by Park National Bank in a non-executive officer capacity. In such capacity, he received the amount of $33,000 during the 2008 fiscal year. William A. Phillips is employed by Century National Bank in a non-executive officer capacity. In such capacity, he received the amount of $33,000 during the 2008 fiscal year. Each of Messrs. McConnell and Phillips is eligible to participate in the employee benefit programs maintained by Park and Park National Bank, including medical, dental and disability insurance plans, on the same terms as all other employees of Park and Park National Bank. Messrs. McConnell and Phillips no longer participate in the Park Pension Plan. In 1998, each received a lump sum distribution in respect of the benefits payable to him in accordance with the terms of the Park Pension Plan, after reaching age 65. Mr. McConnell has participated in the SERP and has been receiving an annual targeted benefit under his 1996 SERP Agreement of $53,200. Effective as of February 18, 2008, Mr. McConnell entered into an Amended SERP Agreement under which he will be entitled to receive an annual Full Benefit in the same amount. Please see the discussion of the SERP (and Mr. McConnell’s SERP Agreement as in effect during the 2008 fiscal year) under the heading “Supplemental Executive Retirement Benefits” beginning on page _____. Mr. Phillips does not participate in the SERP. Each of Messrs. McConnell and Phillips continues to participate in the Park KSOP. Please see the description of the Park KSOP under the heading “Park KSOP” beginning on page _____.
Harry O. Egger
Harry O. Egger was formerly an executive officer of Security National Bank. Since his retirement, Mr. Egger has received and will continue to receive a monthly pension benefit under the Park Pension Plan of $6,318.86. Until his retirement on March 31, 2003, Mr. Egger was party to an employment agreement with Security National Bank. Under the terms of the employment agreement, Mr. Egger receives an annual supplemental retirement benefit in the amount of $153,320, which he will be paid for the remainder of his life.
Director Compensation for 2008
The following table summarizes the compensation paid by Park to the non-executive officer directors of Park for service on the Board of Directors of Park and board of directors of a subsidiary bank or the advisory board of a division of a subsidiary bank during the 2008 fiscal year. Dollar amounts have been rounded up to the nearest whole dollar.
Director Compensation for 2008

			Change in Pension
			Value and
			Nonqualified
	Fees Earned		Deferred
	or Paid in		Compensation		All Other
	Cash	Stock Awards	Earnings		Compensation		Total
Name (1)	($)	($) (2)	($)		($)		($)
Nicholas L. Berning	$24,150	$10,957	$0		$0		$35,107
Maureen Buchwald	$23,600	$10,957	$0		$1,439	(3)	$35,996
James J. Cullers	$17,950	$10,957	$0		$1,639	(3)	$30,546
Harry O. Egger	$22,500	$10,957	$25,270	(4)	$5,846	(3)	$64,573
F. William Englefield IV	$26,100	$10,957	$0		$251	(3)	$37,308
William T. McConnell	$0	$0	$0		$49,116	(5)	$49,116
John J. O’Neill	$26,200	$10,957	$0		$2,095	(3)	$39,252
William A. Phillips	$0	$0	$0		$39,646	(6)	$36,646
J. Gilbert Reese	$22,400	$10,957	$0		$2,095	(3)	$35,452
Rick R. Taylor	$13,600	$10,957	$0		$551	(3)	$25,108
Leon Zazworsky	$37,500	$10,957	$0		$422	(3)	$48,879

(1)	C. Daniel DeLawder, Park’s Chairman of the Board and Chief Executive Officer, and David L. Trautman, Park’s President and Secretary, are not included in this table as they are executive officers of Park and Park National Bank and thus receive no compensation for their services as directors. The compensation received by Messrs. DeLawder and Trautman as executive officers of Park and Park National Bank is shown in the Summary Compensation Table for 2008 on page _____.

(2)	Represents the closing price of Park’s common shares on NYSE Alternext on November 17, 2008 ($60.87) times the number of common shares granted on that date in the form of an annual retainer under the Directors’ Stock Plan. This amount also represents the grant date fair value of the common shares awarded computed in accordance with FAS 123R. The following non-employee directors received 180 common shares of Park as an annual retainer: Nicholas L. Berning; Maureen Buchwald; James J. Cullers; Harry O. Egger; F. William Englefield IV; John J. O’Neill; J. Gilbert Reese; Rick R. Taylor; and Leon Zazworsky.

(3)	Reflects the amount of premium deemed to have been paid on behalf of the named director under the split-dollar life insurance policy maintained on his or her behalf.

(4)	During the 2008 fiscal year, earnings in the amount of $25,270 were accrued in respect of the cumulative amount which has been deferred for Mr. Egger’s account under the Security National Bank and Trust Co. Second Amended and Restated 1988 Deferred Compensation Plan (the “Security Deferred Compensation Plan”). The proceeds of Mr. Egger’s deferred compensation account will be distributed to him in cash upon the termination of his service on the Advisory Board of Security National Bank. As of December 31, 2008, the cumulative amount accrued for Mr. Egger’s account under the Security Deferred Compensation Plan was $802,796.

The aggregate change in the actuarial present value of Mr. Egger’s accumulated benefits under the Park Pension Plan and the terms of his employment agreement providing for an annual supplemental retirement benefit, determined using interest rate and mortality rate assumptions consistent with those in Park’s consolidated financial statements, decreased by $73,418 during the 2008 fiscal year. During the 2008 fiscal year, Mr. Egger received pension benefits under the Park Pension Plan in the aggregate amount of $75,826 and a supplemental retirement benefit under the terms of his employment agreement in the amount of $153,320, which amounts are not included in the amounts shown in this table since these benefits were earned in his capacity as an employee of Security National Bank.

(5)	Represents the sum of: (a) $9,356, reflecting the amount of premium deemed to have been paid on behalf of Mr. McConnell under the split-dollar life insurance policy maintained on his behalf by Park National Bank; (b) $3,980, reflecting the amount of premium deemed to have been paid on behalf of Mr. McConnell under the split-dollar life insurance policy which funds his account under the SERP (and his SERP Agreement); (c) $33,000, reflecting the amount he received in his capacity as a non-executive officer employee of Park National Bank during the 2008 fiscal year; and (d) $2,780, representing the contribution to the Park KSOP on Mr. McConnell’s behalf to match his 2008 pre-tax deferred contributions. During the 2008 fiscal year, Mr. McConnell received an annual targeted benefit under his SERP Agreement of $53,200, which amount is not included in the amounts shown in this table since this benefit was earned in his capacity as executive officer and employee of Park and Park National Bank prior to reaching age 62.

(6)	Represents the sum of: (a) $4,399, reflecting the amount of premium deemed to have been paid on behalf of Mr. Phillips under the split-dollar life insurance policy maintained on his behalf by Park National Bank; (b) $33,000, reflecting the amount he received in his capacity as a non-executive officer employee of Century National Bank during the 2008 fiscal year; and (c) $2,247, representing the contribution to the Park KSOP on Mr. Phillip’s behalf to match his 2008 pre-tax deferral contributions.

PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
The ARRA, more commonly known as the economic stimulus package, was signed into law on February 17, 2009. In addition to a wide variety of programs intended to stimulate the economy, the ARRA imposes significant new requirements for and restrictions relating to the compensation arrangements of financial institutions that received government funds through TARP, including institutions like Park that participated in the Capital Purchase Program prior to the ARRA. These restrictions apply through the ARRA Covered Period.
One of the new requirements is that any proxy for a meeting of shareholders at which directors are to be elected which is held during the ARRA Covered Period permit a non-binding advisory vote by the shareholders on the compensation of the executives of the TARP participant, as described in the participant’s proxy statement. These proposals are commonly referred to as “Say-on-Pay” proposals.
As a shareholder, you are being provided with the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve the compensation of Park’s executives, as described in the COMPENSATION DISCUSSION AND ANALYSIS and the tabular and accompanying narrative disclosure contained on pages [_____ – _____] in this proxy statement.”
Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors, or create or imply any additional fiduciary duty by the Board of Directors. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.
We believe that our compensation policies and procedures are reasonable in comparison both to our peer bank holding companies and to Park’s performance during 2008. We also believe that our compensation program strongly aligns with the interests of our shareholders in the long-term value of Park as well as the components that drive long-term value.
Recommendation and Vote
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL 2 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal is required to approve, in a non-binding advisory vote, Park’s executive compensation disclosed in this proxy statement. The effect of an abstention is the same as a vote “AGAINST” the proposal. However, broker non-votes will not be considered present and, therefore, will have no effect on the outcome of the vote on the proposal.
PROPOSAL 3 – RATIFICATION OF THE SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Crowe Horwath LLP, together with its predecessor Crowe Chizek and Company LLC (“Crowe Horwath”), has served as Park’s independent registered public accounting firm since March 15, 2006. Crowe Horwath audited Park’s consolidated financial statements as of and for the fiscal year ended December 31, 2008 and the effectiveness of Park’s internal control over financial reporting as of December 31, 2008. Representatives of Crowe Horwath are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The appointment of Park’s independent registered public accounting firm is made annually by the Audit Committee. Park has determined to submit the appointment of the independent registered public accounting firm to the shareholders for ratification because of such firm’s role in reviewing the quality and integrity of Park’s consolidated financial statements and internal control over financial reporting. Before appointing Crowe Horwath, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for Park and the audit scope.
Recommendation and Vote Required to Ratify Appointment of Crowe Horwath
THE AUDIT COMMITTEE AND THE BOARD RECOMMEND THAT THE SHAREHOLDERS OF PARK VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH.
The affirmative vote of a majority of the common shares represented at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal, is required to ratify the appointment of Crowe Horwath as Park’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The effect of an abstention is the same as a vote “AGAINST.” Even if the appointment of Crowe Horwath is ratified by the shareholders, the Audit Committee, in its discretion, could decide to terminate the engagement of Crowe Horwath and to engage another firm if the Audit Committee determines such action is necessary or desirable. If the appointment of Crowe Horwath is not ratified, the Audit Committee will reconsider (but may decide to maintain) the appointment.
AUDIT COMMITTEE MATTERS
Report of the Audit Committee for the Fiscal Year Ended December 31, 2008
Role of the Audit Committee, Independent Registered Public Accounting Firm and Management
The Audit Committee consists of three directors, each of whom qualifies as an independent director under the applicable NYSE Alternext Rules and SEC Rule 10A-3. The Audit Committee operates under the Audit Committee Charter adopted by Park’s Board of Directors. The Audit Committee is responsible for assisting the Board of Directors in the oversight of the accounting and financial reporting processes of Park and Park’s subsidiaries. In particular, the Audit Committee assists the Board of Directors in overseeing: (i) the integrity of Park’s consolidated financial statements and the effectiveness of Park’s internal control over financial reporting; (ii) the legal compliance and ethics programs established by Park’s management and the Board of Directors; (iii) the qualifications and independence of Park’s independent registered public accounting firm; (iv) the performance of Park’s independent registered public accounting firm and Park’s Internal Audit Department; and (v) the annual independent audit of Park’s consolidated financial statements. The Audit Committee is responsible for the appointment, compensation and oversight of the work of Park’s independent registered public accounting firm. Crowe Horwath was appointed to serve as Park’s independent registered public accounting firm for the 2008 fiscal year.
During the 2008 fiscal year, the Audit Committee met ten times, and the Audit Committee discussed the interim financial and other information contained in each quarterly earnings announcement and periodic filings with the SEC with Park’s management and Crowe Horwath prior to public release.

Park’s management has the primary responsibility for the preparation, presentation and integrity of Park’s consolidated financial statements, for the appropriateness of the accounting principles and reporting policies that are used by Park and Park’s subsidiaries and for the accounting and financial reporting processes, including the establishment and maintenance of adequate systems of disclosure controls and procedures and internal control over financial reporting. Management also has the responsibility for the preparation of an annual report on management’s assessment of the effectiveness of Park’s internal control over financial reporting. Park’s independent registered public accounting firm is responsible for performing an audit of Park’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing its report thereon based on such audit, for issuing an attestation report on Park’s internal control over financial reporting and for reviewing Park’s unaudited interim consolidated financial statements. The Audit Committee’s responsibility is to provide independent, objective oversight of these processes.
In discharging its oversight responsibilities, the Audit Committee regularly met with Park’s management, Crowe Horwath and Park’s internal auditors throughout the year. The Audit Committee often met with each of these groups in executive session. Throughout the relevant period, the Audit Committee had full access to management as well as to Crowe Horwath and Park’s internal auditors. To fulfill its responsibilities, the Audit Committee did, among other things, the following:
•	reviewed the work performed by Park’s internal auditors;
•	monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and other applicable regulatory requirements, reviewed a report from management and Park’s internal auditors regarding the design, operation and effectiveness of internal control over financial reporting, and reviewed an attestation report from Crowe Chizek regarding Park’s internal control over financial reporting;
•	reviewed the audit plan and scope of the audit with Crowe Horwath and discussed with Crowe Horwath the matters required to be discussed by auditing standards generally accepted in the United States, including those described in Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended;
•	reviewed and discussed with management and Crowe Horwath the consolidated financial statements of Park for the 2008 fiscal year;
•	reviewed management’s representations that those consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States and fairly present the consolidated results of operations and financial position of Park and its subsidiaries;
•	received the written disclosures and the letter from Crowe Horwath required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath’s communications with the Audit Committee concerning independence, and has discussed with Crowe Horwath its independence;
•	reviewed all audit and non-audit services performed for Park and Park’s subsidiaries by Crowe Horwath and considered whether the provision of non-audit services was compatible with maintaining that firm’s independence from Park and Park’s subsidiaries; and
•	discussed with management and Park’s internal auditors Park’s systems to monitor and manage business risk, and Park’s legal and ethical compliance programs.

Management’s Representations and Audit Committee Recommendation
Park’s management has represented to the Audit Committee that Park’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2008, were prepared in accordance with accounting principles generally accepted in the United States, and the Audit Committee has reviewed and discussed those audited consolidated financial statements with management and Crowe Horwath.
Based on the Audit Committee’s discussions with Park’s management and Crowe Horwath and the Audit Committee’s review of the report of Crowe Horwath to the Audit Committee, the Audit Committee recommended to the Board of Directors that Park’s audited consolidated financial statements be included in Park’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

Submitted by the members of the Audit Committee:

Nicholas L. Berning (Chair)
Maureen Buchwald
Leon Zazworsky
Pre-Approval of Services Performed by Independent Registered Public Accounting Firm
Under applicable SEC rules, the Audit Committee is required to pre-approve the audit and non-audit services performed by the independent registered public accounting firm employed by Park in order to ensure that those services do not impair that firm’s independence from Park. The SEC rules specify the types of non-audit services that an independent registered public accounting firm may not provide to its client and establish the Audit Committee’s responsibility for administration of the engagement of the independent registered public accounting firm.
Consistent with the SEC rules, the Audit Committee Charter requires that the Audit Committee review and pre-approve all audit services and permitted non-audit services provided by Park’s independent registered public accounting firm to Park or any of our subsidiaries. The Audit Committee may delegate pre-approval authority to a member of the Audit Committee and, if it does, the decisions of that member must be presented to the full Audit Committee at its next scheduled meeting.
All requests or applications for services to be provided by the independent registered public accounting firm must be submitted to the Audit Committee by both the independent registered public accounting firm and Park’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with SEC rules governing the independence of the independent registered public accounting firm.
Fees of Independent Registered Public Accounting Firm
Audit Fees
The aggregate audit fees billed by Crowe Horwath for the 2008 fiscal year and the 2007 fiscal year were approximately $555,000 and $478,500, respectively. These amounts include fees for professional services rendered by Crowe Horwath in connection with the audit of Park’s consolidated financial statements and internal control over financial reporting and reviews of the consolidated financial statements included in Park’s Quarterly Reports on Form 10-Q.

Audit-Related Fees
The aggregate fees for audit-related services rendered by Crowe Horwath for the 2008 fiscal year were $146,100. Of this amount, $41,100 pertained to the audits of the Park Pension Plan and the Park KSOP for the 2008 fiscal year, audits of health plans maintained by Park and audits of escrow accounts maintained by the title agency subsidiary of Park. In June 2008, Park paid $105,000 for Federal Home Loan Bank collateral audits for Park’s subsidiary banks, which were audit-related services pertaining to the audit for the 2007 fiscal year. This $105,000 was not reported in Park’s proxy statement for the 2008 Annual Meeting of Shareholders because the rendering of the additional services had not then been proposed or approved.
The aggregate fees for audit-related services rendered by Crowe Horwath for the 2007 fiscal year were $45,750 and pertained to the audits of the Park Pension Plan and the Park KSOP for the 2007 fiscal year and audits of health plans maintained by Park.
Tax Fees
The aggregate fees for tax services rendered by Crowe Horwath for the 2008 fiscal year and the 2007 fiscal year were approximately $103,970 and $176,050, respectively, and primarily pertain to the preparation of federal and state tax returns for Park and our subsidiary banks in each year. In addition, the fees for tax services rendered by Crowe Horwath for the 2007 fiscal year include fees related to a cost segregation study related to fixed assets of Vision Bank.
All Other Fees
The fees pertaining to other services rendered by Crowe Horwath for the 2008 fiscal year and the 2007 fiscal year totaled approximately $12,683 and $23,600, respectively. These fees were for internal controls software, risk management software and consulting services provided by Crowe Horwath.
All of the services rendered to Park and our subsidiaries by Crowe Horwath for the 2008 fiscal year and the 2007 fiscal year had been pre-approved by the Audit Committee.
SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
Proposals by shareholders intended to be presented at the 2010 Annual Meeting of Shareholders must be received by the Secretary of Park no later than November _____, 2009, to be eligible for inclusion in Park’s proxy, notice of meeting, proxy statement and Notice of Internet Availability of Proxy Materials relating to the 2010 Annual Meeting. Park will not be required to include in its proxy, notice of meeting, proxy statement or Notice of Internet Availability of Proxy Materials, a shareholder proposal that is received after that date or that otherwise fails to meet the requirements for shareholder proposals established by applicable SEC rules.
The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2010 Annual Meeting of Shareholders without inclusion of that proposal in Park’s proxy materials and written notice of the proposal is not received by the Secretary of Park by January _____, 2010, or if Park meets other requirements of the applicable SEC rules, the proxies solicited by the Board of Directors for use at the 2010 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2010 Annual Meeting.

In each case, written notice must be given to Park’s Secretary, whose name and address are:
David L. Trautman
Secretary
Park National Corporation
50 North Third Street
Post Office Box 3500
Newark, Ohio 43058-3500
Shareholders desiring to nominate candidates for election as directors at the 2010 Annual Meeting must follow the procedures described under the heading “Nominating Procedures” beginning on page _____.
OTHER MATTERS
As of the date of this proxy statement, the Board of Directors knows of no matter that will be presented for action by the shareholders at the Annual Meeting other than those matters discussed in this proxy statement. However, if any other matter requiring a vote of the shareholders properly comes before the Annual Meeting, the individuals acting under the proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.
It is important that your proxy card be completed and returned promptly. If you do not expect to attend the Annual Meeting in person, please fill in, sign and return the enclosed proxy card in the self-addressed envelope furnished herewith.

March _____, 2009	By Order of the Board of Directors, DAVID L. TRAUTMAN President and Secretary

PRELIMINARY COPY

X	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY PARK NATIONAL CORPORATION

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 20, 2009
THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS
The undersigned holder(s) of common shares of Park National Corporation, an Ohio corporation (the “Company”), hereby appoint(s) Maureen Buchwald and Leon Zazworsky, and each of them, the lawful agents and proxies of the undersigned, with full power of substitution in each, to attend the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on April 20, 2009, at the offices of The Park National Bank, 50 North Third Street, Newark, Ohio, at 2:00 p.m., Eastern Daylight Saving Time, and any adjournment, and to vote all of the common shares of the Company which the undersigned is (are) entitled to vote at such Annual Meeting or any adjournment, as shown to the right:

Please be sure to sign and date this proxy card in the boxes below and to the right:	DATE
Please indicate if you plan to attend the Annual Meeting.
☐ YES   ☐ NO

			WITHHOLD	FOR ALL
1.	To elect as directors of the Company all of the nominees listed below to serve for terms of three years to expire at the 2012 Annual Meeting of Shareholders (except as marked to the contrary).*	FOR ☐	AUTHORITY ☐	EXCEPT ☐

	James J. Cullers	William A. Phillips
	William T. McConnell	David L. Trautman
*INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	To approve, in a non-binding advisory vote, the executive compensation of the Company disclosed in the Proxy Statement for the Annual Meeting.
☐    FOR          ☐    AGAINST          ☐    ABSTAIN
3.	To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.
☐    FOR          ☐    AGAINST          ☐    ABSTAIN
The undersigned shareholder(s) authorize(s) the individuals designated to vote this proxy, to vote in their discretion, to the extent permitted by applicable law, upon such other matters (none known at the time of solicitation of this proxy) as may properly come before the Annual Meeting or any adjournment and if a nominee listed above is unable or unwilling to serve, for such substitute nominee as the directors of the Company may recommend.
Any proxy previously given to vote the common shares which the undersigned is (are) entitled to vote at the Annual Meeting is hereby revoked. Receipt is acknowledged of the accompanying Notice of Annual Meeting of Shareholders and copy of the Proxy Statement for the April 20, 2009 Annual Meeting and the Company’s 2008 Annual Report.

Shareholder	Co-Holder (if any)
Sign to Right	Sign to Right
PARK NATIONAL CORPORATION
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY AND FOR THE PROPOSALS IN ITEM NO. 2 AND ITEM NO. 3. WHERE A CHOICE IS SPECIFIED, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY, FOR THE PROPOSAL IN ITEM NO. 3 AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FOR THE PROPOSAL IN ITEM NO. 2. IF ANY OTHER MATTERS ARE PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE COMMON SHARES REPRESENTED BY THIS PROXY CARD WILL BE VOTED IN THE DISCRETION OF THE INDIVIDUALS DESIGNATED TO VOTE THIS PROXY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON SUCH MATTERS OR FOR SUCH SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.
Please sign exactly as your name(s) appear(s) hereon. If common shares are registered in two names, both shareholders must sign. When signing as Executor, Administrator, Trustee, Guardian, Attorney or Agent, please give full title as such. If shareholder is a corporation, please sign in full corporate name by President or another authorized officer. If shareholder is a partnership or other entity, please sign that entity’s name by an authorized person. (Please note any change of address on this proxy card).

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PARK NATIONAL CORPORATION.
PLEASE ACT PROMPTLY – SIGN, DATE AND MAIL YOUR PROXY CARD TODAY.

PRELIMINARY COPY

X	PLEASE MARK VOTING INSTRUCTIONS AS IN THIS EXAMPLE	REVOCABLE VOTING INSTRUCTIONS PARK NATIONAL CORPORATION EMPLOYEES STOCK OWNERSHIP PLAN

VOTING INSTRUCTIONS FOR ANNUAL MEETING
OF SHAREHOLDERS OF
PARK NATIONAL CORPORATION
TO BE HELD ON APRIL 20, 2009
The undersigned beneficial owner of common shares of Park National Corporation, an Ohio corporation (the “Company”), allocated to the account of the undersigned under the Park National Corporation Employees Stock Ownership Plan (the “ESOP”) hereby instructs and directs the trustee of the ESOP to vote all of the common shares of the Company allocated to the undersigned’s account under the ESOP and entitled to be voted at the Annual Meeting of Shareholders of the Company (the “Annual Meeting”) to be held on April 20, 2009, at the offices of The Park National Bank, 50 North Third Street, Newark, Ohio, at 2:00 p.m., Eastern Daylight Saving Time, and any adjournment, as shown to the right:

Please be sure to sign and date these voting instructions in the boxes below and to the right:	DATE

			WITHHOLD	FOR ALL
1.	To elect as directors of the Company all of the nominees listed below to serve for terms of three years to expire at the 2012 Annual Meeting of Shareholders (except as marked to the contrary).*	FOR ☐	AUTHORITY ☐	EXCEPT ☐

	James J. Cullers	William A. Phillips
	William T. McConnell	David L. Trautman
*INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	To approve, in a non-binding advisory vote, the executive compensation of the Company disclosed in the Proxy Statement for the Annual Meeting.
☐    FOR          ☐    AGAINST          ☐    ABSTAIN
3.	To ratify the appointment of Crowe Horwath LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.
☐    FOR          ☐    AGAINST          ☐    ABSTAIN
Any voting instructions previously given to vote at the Annual Meeting the common shares allocated to the undersigned’s account under the ESOP are hereby revoked. Receipt is acknowledged of the accompanying Notice of Annual Meeting of Shareholders and copy of the Proxy Statement for the April 20, 2009 Annual Meeting and the Company’s 2008 Annual Report.

ESOP Participant
Sign to the Right

Sign, date and return via inter-office mail to The Park National Bank Shareholder Services, c/o First-Knox National Bank, Division of The Park National Bank, using the envelope provided.
PARK NATIONAL CORPORATION
THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT BENEFICIAL OWNERS OF COMMON SHARES OF THE COMPANY ALLOCATED TO THEIR ACCOUNTS UNDER THE ESOP INSTRUCT AND DIRECT THE TRUSTEE OF THE ESOP TO VOTE ALL OF THE COMMON SHARES ALLOCATED TO THEIR RESPECTIVE ACCOUNTS UNDER THE ESOP FOR THE ELECTION OF THE NOMINEES LISTED IN ITEM NO. 1 AS DIRECTORS OF THE COMPANY AND FOR THE PROPOSALS IN ITEM NO. 2 AND ITEM NO. 3. WHERE A CHOICE IS SPECIFIED, THE COMMON SHARES ALLOCATED TO THE ACCOUNT UNDER THE ESOP OF THE PARTICIPANT IDENTIFIED IN THE VOTING INSTRUCTIONS ABOVE WILL, WHEN THE VOTING INSTRUCTIONS ARE PROPERLY EXECUTED, BE VOTED OR NOT VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THE COMMON SHARES ALLOCATED TO THE ACCOUNT UNDER THE ESOP OF THE PARTICIPANT IDENTIFIED IN THE VOTING INSTRUCTIONS ABOVE WILL, WHEN THE VOTING INSTRUCTIONS ARE PROPERLY EXECUTED, BE VOTED PRO RATA IN ACCORDANCE WITH THE VOTING INSTRUCTIONS RECEIVED FROM OTHER PARTICIPANTS IN THE ESOP WHO HAVE GIVEN VOTING INSTRUCTIONS.